Exhibit 4.5

DATED THE 22nd DAY OF DECEMBER, 2005

(1)	CATHAY AUTO SERVICES LIMITED

and

(2)	CHINA UNITED FINANCIAL SERVICES HOLDINGS LTD

and

(3)	KINGSFORD RESOURCES LIMITED

and

(4)	CISG HOLDINGS LTD.

and

(5)	WEB-BASED SECURITIES LIMITED

and

(6)	CAA HOLDINGS COMPANY LIMITED

(7)	CDH INSERVICE LIMITED

and

(8)	BESTCHEER INTERNATIONAL LIMITED

(9)	HU YI NAN

and

(10)	LAI QIU PING

SUBSCRIPTION AGREEMENT

relating to CISG Holdings Ltd.

STEVENSON, WONG & CO.

Solicitors & Notaries

Room 2002-9, 20th Floor, Edinburgh Tower, The Landmark,

15 Queen’s Road Central,

Hong Kong SAR

Ref: LFC/HLO(P)/63579/05(COMM)

1

THIS SUBSCRIPTION AGREEMENT is made on the 22nd day of December, 2005

BETWEEN:-

(1)	CATHAY AUTO SERVICES LIMITED, a company incorporated under the laws of British Virgin Islands under I. B. C. No. 448826 whose registered office is situate at the offices of Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands (“Cathay”);

(2)	CHINA UNITED FINANCIAL SERVICES HOLDINGS LTD, a company incorporated under the laws of the British Virgin Islands under I.B.C. No. 368220 whose registered office is situate at the offices of Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands (“CUFS Holdings”);

(3)	KINGSFORD RESOURCES LIMITED, a company incorporated under the laws of the British Virgin Islands under I. B. C No. 504120 whose registered office is situate at Beaufort House, P.O. Box 438, Road Town, Tortola, British Virgin Islands (“Kingsford”);

(Cathay, CUFS and Kingsford are collectively referred to as the “Existing Shareholders” and each an “Existing Shareholder”)

(4)	CISG HOLDINGS LTD., a company incorporated under the laws of the British Virgin Islands under I. B. C. No. 599853 whose registered office is situate at the offices of Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands (“Company”).

(5)	WEB-BASED SECURITIES LIMITED a company incorporated under the laws of the British Virgin Islands under I. B. C. No. 399286 whose registered office is situate at the offices of Offshore Incorporation Centre, P. O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Web Based”)

(6)	CAA HOLDINGS COMPANY LIMITED a company incorporated under the laws of the British Virgin Islands under I. B. C. No. 447807 whose registered office is situate at the offices of Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands (“CAA”);

(7)	CDH INSERVICE LIMITED, a company incorporated under the laws of the British Virgin Islands under I. B. C. No. 1000928 whose registered office is situate at the offices of Maple Finance BVI Limited, P. O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands (“CDH” or the “Subscriber”).

(8)	BESTCHEER INTERNATIONAL LIMITED, a company incorporated under the laws of the British Virgin Islands under I. B. C. No. 666492 whose registered office is situate at the offices of Offshore Incorporation Centre, P. O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“New Co” or “Existing Shareholders Vehicle”)

(9)	HU YI NAN ( ), holder of PRC ID card no. 510103196508283411 of (“Hu”)

(10)	LAI QIU PING ( ), holder of PRC ID card no. 360102195311073817 of (“Lai”)

(Hu and Lai are collectively referred to as “Founders” and each a “Founder”)

WHEREAS:-
(A)	(1)	CISG Holdings Ltd. is a company incorporated under the laws of the British Virgin Islands which has an authorized share capital of RMB100,000,000.00 divided into 1,000,000,000 shares of RMB0.10 each, of which 47,840 shares have been issued and are owned by the Existing Shareholders as at the date of this Agreement.

		As at the date hereof, Cathay, CUFS Holdings and Kingsford respectively own 16.74%, 43.52% and 39.74% of the entire issued share capital of the Company. Detailed corporate particulars of the Company are set out in Part A of Schedule 1.

		As at the date of this Agreement, Kingsford’s entire issued share capital is owned by Hu, Lai and 8 other individuals (whose particulars are set out in Schedule 11 ) in the shareholding ratio of 58.97% : 17.23% and 23.8%. In consideration of Kingsford’s issuance and allotment of 17.23% of its entire issued share capital to Lai, Lai entered into a promissory note in respect of a sum of US$497,650.00 (“Lai’s Debt”) in favour of Kingsford.

	(2)	CNinsure Holdings Ltd. (“CN Holdings”) is a company incorporated under the laws of the British Virgin Islands which has an authorized share capital of US$50,000.00 divided into 50,000 shares of US$1.00 each, of which 1 share has been issued and is beneficially owned by the Company. Corporate particulars of CN Holdings are set out in Part B of Schedule 1.

	(3)	As at the date hereof, CN Holdings is owner holding the entire equity interest in (Yi Qi Man Management Consultancy (Shenzhen) Company Limited) (“Yi Qi Man”) and (Hai Di Le Ji Image Planning (Shenzhen) Company Limited) (“Hai Di Le Ji”) both of which are wholly foreign owned enterprises incorporated under the laws of the People’s Republic of China. Yi Qi Man and Hai Di Le Ji also formed a private limited company called (Shenzhen Fan Hua Nan Fung Consultancy Company) (“Fan Hua”). Fan Hua has two subsidiaries which are (Guangzhou Zhongqi Management Consulting Co. Ltd) (“Zhong Qi”) and (Beijing Rui Si Ke Management Consulting Co.) (“Rui Si Ke”).

		CN Holdings is also owner holding the entire issued share capital of a HK Company (“HK Co”) as defined in Sec 2.1 (a) (iii)

		Corporate particulars of Yi Qi Man, Hai Di Le Ji , Fan Hua, HK Co, Rui Si Ke and Zhong Qi are set out in Parts C, D, E, H, I and J of Schedule 1.

(B)	(1)	CUFS Holdings is a private limited company incorporated and subsisting under the laws of British Virgin Islands and as at the date hereof has an authorized share capital of RMB100,000,000.00 divided into 100,000,000 shares of RMB1.00 each. Corporate information of CUFS Holdings is set out in Part A of Schedule 2 hereof. As at the date of this Agreement, Cathay , CAA and Web Based respectively owns 41%, 56% and 3% of the entire issued share capital of CUFS Holdings.

	(2)	As at the date hereof, CUFS Holdings has a wholly owned subsidiary, China Financial Services Group Limited (“CFSG”), a company incorporated in Hong Kong which has an authorized share capital of HK$10,000.00 divided into 10,000 shares of HK$1.00 each, 2 of which have been issued and are beneficially owned by CUFS Holdings. Corporate particulars of CFSG are set out in Part B of Schedule 2.

(C)	(1)	Prior to the date hereof, CUFS Holdings and its subsidiaries advanced loans to various PRC individuals and entities (“Current Nominees”) for the purpose of enabling the Current Nominees to establish and acquire three intermediary holding vehicles (“PRC Intermediary Holding Vehicles”) and 12 PRC insurance companies (“PRC Operating Vehicles”). Corporate particulars of the PRC Intermediary Holding Vehicles and PRC Operating Vehicles as at today are set out in Parts F and G of Schedule 1.

	(2)	In consideration of the loans advanced by CUFS Holdings to the Current Nominees and as security for such loans, CUFS Holdings entered into the following documents with the Current Nominees:-

		(i) loan agreements setting out the terms and conditions upon which CUFS Holdings advanced loans to the Current Nominees;

		(ii) option and pledge deeds pursuant to which Current Nominees granted to CUFS Holdings (a) valid first priority interests in their respective entire equity in the PRC Intermediary Holding Vehicles and PRC Operating Vehicles and (b) options to purchase their respective entire equity in the PRC Intermediary Holding Vehicles and PRC Operating Vehicles in accordance with the terms therein.

		the aforesaid loan agreements and option and pledge deeds are collectively referred to as “Current Nominee Documents”)

By virtue of the Currrent Nominee Documents, CUFS Holdings had acquired and was able to exercise effective control over PRC Intermediary Holding Vehicles and PRC Operating Vehicles.

	(3)	Pursuant to an agreement made between the Company and CUFS Holdings in 2004, CUFS Holdings agreed to subscribe and the Company agreed to issue 20,820 Common Stocks (constituting 72.22% of the then entire issued share capital of the Company) to CUFS Holdings subject to the terms stipulated therein. As part of the consideration of the Company’s allotment of 20,820 Common Stocks to CUFS Holdings, CUFS Holdings assigned all its rights and interests in the Current Nominee Documents to the Company. Pursuant to these assignment documents, the Company has acquired effective control over the PRC Intermediary Holding Vehicles and PRC Operating Vehicles.

(D)	The Subscriber has agreed to subscribe and the Company has agreed to issue and allot such number of Common Stocks of the Company (“Subscription”) in accordance with the terms of this Agreement. The parties hereto are desirous of entering into this Agreement to set out the terms and conditions of the Subscription and to regulate certain rights and obligations among themselves with respect thereto.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:-

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. (a) As used herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):-

“2005 Adjusted Audited adjusted by NI”	shall mean the 2005 Audited NI based on IFRS as factors set out in Section 6.5 hereof

“2006 Adjusted Audited NI”	shall mean the 2006 Audited NI based on IFRS as adjusted by factors set out in Section 6.5 hereof

“2005 Audited NI”	shall mean Audited Net Income of the Group for the financial year end of 2005 based on IFRS as determined by the Initial Auditors

“2006 Audited NI”	shall mean Audited Net Income of the Group for the financial year end of 2006 based on IFRS as determined by the Initial Auditors

“2005 Estimated NI” or “2005 ENI”	shall mean the sum of RMB50 million being the estimated Net Income of the Group for the financial year end of 2005

“2006 Estimated NI” or “2006 ENI”	shall mean the sum of RMB75 million being the estimated Net Income of the Group for the financial year end of 2006

“ENI Targets”	shall mean both 2005 ENI and 2006 ENI

“2005 GNI”	shall mean a sum of RMB 50 million being guaranteed NI for the financial year end of 2005

“2006 GNI”	shall mean a sum of RMB 65 million being guaranteed NI for the financial year end of 2006

“GNI Targets”	shall mean both 2005 GNI and 2006 GNI;

“Audited 2005 Accounts”	shall mean the profit and loss accounts of the Group to be prepared by the Company Auditors based on IFRS for the financial year ended on 31 December 2005 and balance sheets of the Group for the period as at 31 December 2005

“Audited 2006 Accounts”	shall mean the profit and loss accounts of the Group to be prepared by the Company Auditors based on IFRS for the financial year ended on 31 December 2006 and balance sheets of the Group for the period as at 31 December 2006

“Accounts”	shall mean (1) the draft profit and loss accounts of the Group for the financial year ended on 31 December 2005 and balance sheets of the Group for the period as at 31 December 2005 and (2) the draft review of financial statement of the Group as at the Accounts Date all prepared by the Initial Auditors. Copies of the Accounts are attached to this Agreement as Appendix A.

“Account Date”	shall mean 30 June 2005.

“Affiliate”	of any Person shall mean any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control, with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement”	shall mean this Agreement, together with the Exhibits and Schedules hereto, as modified, supplemented or amended from time to time.

“Articles of Association”	shall mean the Memorandum of Association and Articles of Association of the Company, as modified, supplemented or amended from time to time in accordance with the terms hereof and thereof.

“Audited Net Income” or “Audited NI”	shall mean the Net Income of the Group as audited by the Initial Auditors in accordance with IFRS

“Board of Directors”	shall mean the board of directors of the Company.

“Business”	shall mean insurance intermediary businesses including insurance brokerage business, insurance agency business, insurance claims assessment business and all related business activities and such other businesses as may from time to time be approved by Supermajority of the Board of Directors.

“Business Day”	shall mean any day except a Saturday, Sunday or other day on which commercial banking institutions in any one of Hong Kong, New York City or Guangzhou is authorized or required to close.

“Capital Event”	shall mean a Qualified IPO (as defined below) or such other means of capital raising as approved by the Board by a Supermajority, or a sale of majority of assets or the business of the Group to an unconnected third party, or a merger of the Company with another operation or company, or allotment of new Stocks in and of the Company thereby resulting in the change of controlling shareholder(s) of the Company and Control of the Board of Directors.

“CDH Investment Base”	shall mean an investment sum of RMB150,000,000.00 with respect to 26.4% of the entire issued share capital of the Company as adjusted from time to time for any stock splits, subdivisions, combinations or similar changes, if any.

“CDH Subscription Stocks”	shall mean 17,160 Common Stocks constituting 26.4% of the then entire issued share capital of the Company upon completion of the Subscription.

“CDH Subscription Price”	shall mean the subscription consideration in the sum of RMB150,000,000.00 (or the agreed equivalent of US$18,633,540.37 based on an agreed exchange rate at US$1.00: RMB8.05) payable by CDH to the Company for the subscription of CDH Subscription Stocks

“CFSG”	shall mean China Financial Services Group Limited as referred to in Recital B(1).

“China”	shall mean the People’s Republic of China.

“Closing Date”	shall mean a day on or before 23 December 2005 or such later date(s) as the Parties may agree in writing upon which completion of the Subscription shall take place in accordance with the terms of this Agreement.

“Common Stock”	shall mean the ordinary shares at a par value of RMB0.10 each of the Company as provided in the Articles of Association.

“Company Auditors”	shall mean the Initial Auditors and any subsequent Auditors as the Company may appoint by a Supermajority.

“Company Shareholder(s)”	shall mean New Co, CDH and any shareholders of the Company for so long as it/he/she is a shareholder registered in the Register of Members of the Company.

“Control”	shall have the meaning provided in the definition of “Affiliate” in this Section 1.1.

“CUFS Holdings”	shall mean China United Financial Services Holdings Ltd

“Current Nominees”	shall mean the 3 PRC citizens whose particulars are set out in Part A of Schedule 3 hereof

“Current Nominee Documents”	shall mean the loan agreements, option and pledge documents made between the Company and the Current Nominees. Particulars of the Current Nominee Documents are set out in Schedule 4 hereof

“Current Round Valuation”	shall mean valuation of the Group upon which CDH subscribed the CDH Subscription Stocks. The Current Round Valuation being RMB500 million which is computed on the basis that (i) estimated Net Profit of the Group for the financial year end of 2005 is RMB50 million and (ii) the price earning ratio for the Common Stock being 10 as at the date of this Agreement.

“Directors”	shall mean members of the Board of Directors of the Company.

“Encumbrances”	shall mean any mortgage, charge, pledge, lien, hypothecation or other encumbrance, priority or security interest, deferred purchase, title retention, leasing, sale-and-purchase, sale-and-leaseback arrangement over or in any property, assets or rights of whatsoever nature or interest or any agreement for any of the same;

“Escrow Agent”	shall mean Stevenson Wong & Co.

“ESOP”	shall mean Employees Stock Option Plan as approved and adopted by Supermajority of the Board.

“Final Structure”	shall mean the structure of the Group which is depicted in Schedule 5 of this Agreement.

“Financial Review Results”	shall mean the results of (i) audit of the financial statements of the Group in respect of the financial year ended 2004 and (ii) review of the Group in respect of the period from 1 January to 30 June 2005 as determined by the Initial Auditors

“Founders Warranties”	shall mean the representations and warranties of the Founders as provided in Section 5.2 and Schedule 8 of this Agreement.

“Founders Security Stocks”	shall mean 6,185 Common Stocks in the Company constituting 12.93% of the entire issued share capital of the Company owned by New Co as at the Closing Date. The Founders Security Stocks represent the Founders effective interest in the Company through their holdings in CAA which owns 56% of the entire issued share capital of CUFS Holdings which in turn owns 43.52% of the entire issued share capital of New Co as at the Closing Date.

“Founders Stocks Notice”	shall mean either:-

(1) in the event the Founders shall fail to perform their undertakings under Section 6.1, a notice dispatched by CDH to the Founders, New Co and Escrow Agent attaching: [i] certified true copy of the Audited 2005 Accounts showing the 2005 Adjusted Audited NI and/or Audited 2006 Accounts showing the 2006 Adjusted Audited NI to be prepared by the Company Auditors in accordance with IFRS; or [ii] if there is any dispute by the parties as to the said audited accounts, then the said audited accounts together with the Independent Accountant Certificate jointly appointed by the Founders and CDH

Or;

(2) in the event the Founders shall commit any breach of the Founders Warranties under Section 5, a notice dispatched by CDH to the Founders, New Co and Escrow Agent attaching : [i] certified true copy of arbitration award granted by the Hong Kong International Arbitration Centre in favor of CDH; and together with [ii] the Independent Accountant Certificate jointly appointed by the Founders and CDH

“Further Acquisition”	shall mean further acquisition of equity interests of or effective control over such other PRC insurance intermediary companies or such other PRC intermediary holding vehicles by the Company after the Closing Date.

“Governmental Authority”	shall mean the government of China or any other country or any provincial, state or political subdivision thereof and any administration, agency, court, commission or other authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation to, any stock or commodities exchange or other quasi-governmental entity established to perform such functions.

“Group”	shall mean the Company and its Subsidiaries including but not limited to CN Holdings, HK Co, Yi Qi Man, Hai Di Le Ji, Shenzhen Fan Hua , Guangzhou Zhong Qi, Beijing Rui Si Ke, PRC Intermediary Holding Vehicles and such other subsidiaries to be formed by the Company. For the purpose of this Agreement, the term “Group” shall include the Group Insurance Vehicles notwithstanding that the Company or its Subsidiaries may not have direct equity interest in the Group Insurance Vehicles. Each member of the Group shall be defined as a “Group Company” or “Group Member”.

“Group Insurance Vehicles”	shall mean (1) the PRC Operating Vehicles and (2) such other companies carrying on the Business whose equity interests and/or Effective Control as may be, from time to time, acquired by the PRC Intermediary Holding Vehicles and/or HK Co and/or Yi Qi Man and/or Hai Di Le Ji subject to approval by Supermajority of the Board.

“HK$”	shall mean the lawful currency of the Hong Kong SAR.

“Hong Kong SAR”	shall mean the Hong Kong Special Administrative Region of China.

“IFRS”	shall mean the International Financial Reporting Standards as may be from time to time adopted by the International Accounting Standards Board.

“Independent Accountant Certificate”	shall mean certificate issued by an independent accountant from an internationally recognized accountants firm appointed by the chairman of the Hong Kong Society of Accountants confirming the actual number of CDH Compensation Stocks and/or stocks which should be transferred to CDH and/or New Co (as the case may be) in accordance with the terms of this Agreement.

“Initial Auditors”	shall mean Deloitte Touche Tohmatsu

“Intellectual Property Rights”	shall mean

(i) all patents, registered designs, design rights, trade marks, service marks, copyrights, Internet domain names of any level, trade and business names, including the benefit of all registrations of and applications to register and rights to apply for registration of any of such items, and all rights in the nature of any of the aforesaid items, anywhere in the world;

(ii) all trade secret, confidentiality and other proprietary rights, including but not limited to all rights to know-how, customer database and other technical information;

(iii) rights in the nature of unfair competition rights and rights to sue for passing off;

(iv) the benefit of all licenses and permissions granted to or enjoyed in respect of any of the foregoing.

“IPO”	shall mean listing of the Common Stocks or such shares in the capital of the Listing Vehicle on the Stock Exchange of Hong Kong Limited or the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) in the USA or the New York Stock Exchange or other international stock exchange or securities exchange through an initial public offering of the Common Stocks or such shares in the capital of the Listing Vehicle. And that the term “Qualified IPO” shall be construed to mean an IPO in which (i) shares of the Listing Vehicle are made available for public offering at a price per share that values the Listing Vehicle at not less than RMB 650 million immediately before IPO and (ii) with a public offering representing at least 25% of the pro forma shares outstanding on a fully diluted basis immediately upon IPO.

“Key Persons”	shall mean such persons whose names and particulars are set out in Schedule 6 of this Agreement.

“Lai’s K Stocks Notice”	shall mean a notice dispatched by New Co and/or CDH to Lai, New Co and Escrow Agent attaching: [i] certified true copy of the Audited 2005 Accounts showing the 2005 Adjusted Audited NI and/or Audited 2006 Accounts showing the 2006 Adjusted Audited NI to be prepared by the Company Auditors in accordance with IFRS; or [ii] if there is any dispute the Independent Accountant Certificate jointly appointed by the Founders and CDH

“Legal Due Diligence Results”	shall mean (1) the legal due diligence report prepared by Stevenson Wong & Co/Maples and Calder as instructed by the Company setting out results of their review regarding legal status of such members of the Group which were incorporated outside China and (2) a formal legal opinion and legal due diligence report issued by Commerce and Finance Law Office to CDH setting out the results of their review regarding legality and validity of corporate structure of the Group and such other PRC related legal issues as contemplated under this Agreement

“Listing Rules”	shall mean the Rules Governing the Listing of securities of The Stock Exchange of Hong Kong Limited.

“Listing Vehicle”	shall mean either the Company or any other company which becomes the holding company of the Company which owns or carries on all or substantially all of the business, assets and undertaking of the Company whose shares shall be listed on the Main Board of the Stock Exchange of Hong Kong Limited or the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) in the USA or the New York Stock Exchange or other international stock exchange or securities exchange through an initial public offering of such shares.

“Management Option Notice”	shall mean the notice in the form as attached in Schedule 7 of this Agreement.

“Management Team”	shall mean such senior managerial staff of the Group as may be from time to time identified by the Founders. For the avoidance of doubt, the Management Team shall include the Founders

“NAV”	shall mean the net asset value which is the aggregate amount of all fixed and current tangible assets less the aggregate amount of all liabilities whether actual, contingent or deferred.

“Net Income” or “NI”	shall mean total earnings after income taxes, depreciation and amortization, interest and other expenses as determined in accordance with IFRS

“Parties”	shall mean the Company, CUFS Holdings, Cathay, Kingsford, CDH, Web Based, CAA, New Co, Hu, Lai and their respective successors and permitted transferees in accordance with the terms of this Agreement.

“Person”	shall mean any individual, corporation, partnership, joint venture, association, trust, limited liability company or any other entity or organization, including a governmental or political subdivision or an agency, unit or instrumentality thereof.

“PRC”	shall mean the People’s Republic of China.

“PRC Intermediary Holding Vehicles”	shall mean the 3 PRC companies namely (i) Guangdong Mei Di Ya Investment Company Limited ( ), (ii) Sichuan Yi He Investment Company Limited ( ) and (iii) Beijing Fan Lian Investment Company Limited ( ) whose entire equity interests are registered in the names of the Current Nominees and to be registered in the names of PRC Nominees subject to the Company’s rights and interests under the PRC Nominee Documents.

“PRC Nominees”	shall mean the 3 PRC citizens whose particulars are set out in Part B of Schedule 3 hereof.

“PRC Nominee Documents”	shall mean the Current Nominee Documents together with new sets of loan agreements, option and pledge documents to be made between the Company (or its designated entities), CDH Nominee and Cathay Nominee.

“PRC Operating Vehicles”	shall mean the 12 PRC companies whose entire equity interests are currently registered in the names of the PRC Intermediary Holding Vehicles subject to the Company’s rights and interests under the PRC Nominee Documents.

“Registration”	shall mean a registration effected by preparing and filing a registration statement prepared on Form F-1, F-2 or F-3 under the Securities Act of the United States of America, or on any comparable form in connection with registration in a jurisdiction other than the United States of America and the declaration or ordering of the effectiveness of that Registration Statement;

“Registered Trademarks”	shall mean the registered trademarks owned by whose particulars are set out in the trademark certificates attached to this Agreement as Appendix B

“Regulatory Approvals”	shall mean any license, approval, authorization or consent of, or filing, registration or qualification with, or notice to, any Governmental Authority which is required to be made or obtained by the Group in connection with the conduct of the Business as contemplated by this Agreement and the Articles of Association.

“RMB”	shall mean the lawful currency of PRC.

“Subscription”	shall mean the Subscription of 17,160 Common Stocks constituting 26.4% of the then entire issued share of the Company immediately upon allotment and issuance of such 17,160 Common Stocks.

“Subsidiary”	of any Person shall mean any other Person of which the first Person, directly or indirectly: (i) has the power to appoint or remove a majority of the board of directors or, if such other Person does not have a board of directors, other individuals performing similar functions; or (ii) controls 50% or more of the issued shares or securities of such other Person having power to vote.

“Supermajority”	shall mean the affirmative vote of at least 4 Directors, at least one of which is a Director appointed by Cathay, one of which is a Director appointed by CDH and one of which is a Director appointed by CAA.

“Target Vehicles”	shall mean such other PRC intermediary insurance vehicles whose equity interests and/or Effective Control may be acquired by the Company and/or PRC Intermediary Holding Vehicles

“Taxation”	includes (i) all forms of taxation, duty, impost, levy, rate, or other amount payable to the Inland Revenue Department or any revenue, customs or fiscal authorities whenever created or imposed and of any part of the world, including without limitation, profits tax, provisional profits tax, interest tax, salaries tax, property tax, taxes on income, estate duty, capital duty, stamp duty, payroll tax, rates, customs and excise duties and other similar liabilities; and (ii) all interest, penalties, costs, charges and expenses incidental or relating to the liability to Taxation or the deprivation of any relief, allowance, exemption or deduction relating to Taxation.

“Transfer”	shall mean any sale, assignment, conveyance, pledge, mortgage or other disposition.

Section 1.2 Principles of Construction. All references to articles, sections and exhibits are to articles, sections and exhibits in or to this Agreement unless otherwise specified. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 1.3 For the purpose of this Agreement and in relation to the Group Insurance Vehicles, the term “Effective Control” means that notwithstanding neither the Company nor any of its Subsidiaries has any direct equity interest, ownership, equity holding in these Group Insurance Vehicles, the Company is able to exercise effective control over Group Insurance Vehicles by virtue of the PRC Nominee Documents whereby the Company is entitled to exercise de facto voting rights over the Group Insurance Vehicles.

ARTICLE II

THE COMPANY; COOPERATION

Section 2.1 Cooperation by the Parties.

(a)	Each of the Parties shall use its best efforts to complete the Final Structure as set out in Schedule 5 of this Agreement which will involve the following stages:-

(i)	Internal Share Swap. Conditional upon closing of the Subscription, CUFS Holdings, Cathay and Kingsford will subscribe new shares in the Existing Shareholders Vehicle on the Closing Date whereby CUFS Holdings, Cathay and Kingsford will transfer their respective holdings of 43.52%, 16.74% and 39.74% of the entire issued share capital of the Company( as at the date of this Agreement) to the Existing Shareholders Vehicle which will in turn issue and allot such number of its shares representing 43.52%, 16.74% and 39.74% of its enlarged issued share capital to CUFS Holdings, Cathay and Kingsford respectively;

(ii)	Further Acquisition. The Company shall further acquire (“Further Acquisition”), through the PRC Intermediary Holding Vehicles and/or HK Co and/or Yi Qi Man and/or Hai Di Le Ji, equity interests of and/or the Effective Control over additional PRC insurance intermediary companies (“Target Vehicles”) carrying on the Business which may be from time to time identified by the Founders upon such terms and conditions as the Board may decide by a Supermajority.

(iii)	HK Company. (“HK Co”) Prior to execution of this Agreement, CN Holdings has acquired the entire issued capital of a Hong Kong company which shall be used as a vehicle to acquire from time to time (1) the equity interests in the Group Insurance Vehicles from the PRC Intermediary Holding Vehicles and/or (2) the equity interests in the PRC Intermediary Holding Vehicles from PRC Nominees.

(iv)	Replacement of Current Nominees. (1) The current nominee appointed by Cathay holding equity interest in GD Mei Di Ya for and on behalf of the Company will transfer his aforesaid equity interest to another nominee (“Cathay Nominee”) appointed by Cathay who will execute a new set of Nominee Documents in favor of the Company or its designated parties. (2) CDH shall be entitled to appoint a nominee (“CDH Nominee”) to hold 26.4% equity interest in each of the PRC Intermediary Holding Vehicles for and on behalf of the Company. For this purpose, the Current Nominees will transfer a portion of their equity interests in the PRC Intermediary Holding Vehicles to CDH Nominee to the effect that CDH Nominee will become registered owner of 26.4% of the entire equity interest in each of the PRC Intermediary Holding Vehicles immediately following the transfer. It is a condition to such transfer that CDH Nominee will execute a new set of PRC Nominee Documents granting in favor of the Company or its designated parties (a) a valid first priority interests in his/her entire equity in the PRC Intermediary Holding Vehicles and (b) option to purchase his/her entire equity in the PRC Intermediary Holding Vehicles.

(v)	Replacement of Current Nominee Documents. The Parties acknowledge and agree that the Current Nominee Documents will be terminated and replaced by new PRC Nominee Documents which will be governed by PRC laws. The new PRC Nominee Documents will be in such form to be agreed by the Existing Shareholders and CDH. The Parties further confirm the number of nominees which Cathay, CDH and CAA are and will be entitled to appoint to hold equity interests in each of the Group Insurance Vehicles and/or the PRC Intermediary Holding Vehicles shall be in the same ratio as their respective ultimate effective interests in the Company.

(vi)	Assignment of Lai’s Debt from Kingsford to New Co and CDH. Kingsford will assign for a nominal consideration Lai’s Debt to New Co and CDH in the same proportion as their respective shareholdings in the Company as at Closing.

Upon completion of the above stages, shareholdings in various companies will be as follows:-

(i)	The Company. CDH (or its nominees) and Existing Shareholders Vehicle will respectively own 26.4%, 73.6% of the then entire issued share capital of the Company on a fully diluted basis upon Closing.

(ii)	The Existing Shareholders Vehicle. CUFS Holdings, Cathay and Kingsford will respectively own 43.52%, 16.74% and 39.74% of the entire issued share capital of the Existing Shareholders Vehicle.

(b)	Each of the Parties confirms and agrees that the following actions will be taken after Closing:-

i.	transfer of the entire equity interests in Yi Qi Man and Hai Di Le Ji to HK Co;

ii.	acquisition of relevant equity interests in the Group Insurance Vehicles by HK Co in so far as permitted by PRC Law.

Section 2.2 Business. The Group shall, through operation of the Group Insurance Vehicles, engage in the Business and such other business activities as may from time to time be approved by Supermajority of the Board.

ARTICLE III

SUBSCRIPTION

Section 3.1 (a) Subscription. Subject to satisfaction of the conditions set forth in Section 4.1, the Subscriber agrees to subscribe for and the Company agrees to issue to the Subscriber or its nominees CDH Subscription Stocks (ie. 17,160 new Common Stocks) free from all Encumbrances on the Closing Date or such later date by mutual agreement of the Parties as when such conditions are satisfied or waived.

Section 3.2 Consideration for the Subscription. In consideration of the Company’s allotment of CDH Subscription Stocks to CDH, CDH shall upon completion of the Subscription pay the sum of US$18,633,540.37 to the Company in clear fund after deducting the Final Transaction Costs or the Estimated Transaction Costs (as the case may be) in accordance with the provisions set out in Section 4.3 hereof.

Section 3.3 Currency. The Parties hereby agree that CDH shall have the right to pay the subscription price in such other currencies at such exchange rate to be mutually agreed by the Parties and if in US$ at an agreed exchange rate of US$1.00 being equivalent to RMB8.05.

ARTICLE IV

CONDITIONS TO CLOSING AND CLOSING

Section 4.1 Conditions to Closing of the Subscription. The obligation of CDH to effect the closing of the Subscription under this Agreement is subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions (any or all of which may be waived by written agreement of CDH):-

(a)	Representation and Warranties. The representations and warranties of each of the other Parties contained in Section 5.1 and the Founders Warranties shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made again on and as of such date.

(b)	No Government Injunction. There is not pending or threatened any action, proceeding or investigation that seeks any governmental injunction or restraining order issued by a court of competent jurisdiction against the Company or any members of the Group.

(c)	No Material Adverse Change. There shall not have occurred any material adverse change in the business and/or financial position of any member of the Group.

(d)	Closing Conditions. The conditions precedent set out below shall have been fully complied with:-

(i)	CDH being satisfied with the Legal Due Diligence Results and Financial Review Results;

(ii)	the Company’s accounting policies having been agreed upon between CDH and the Existing Shareholders and that such agreed accounting policies having been confirmed by the Initial Auditors;

(iii)	CDH being satisfied with the Company’s business plans and detailed budgets for the financial year of 2006;

(iv)	the Company shall have established an audit committee and a compensation committee both consisting of three members of which one shall be appointed by CDH provided that such appointment shall not become effective unless and until CDH shall have fully paid up CDH Subscription Price (after deducting the Estimated Transaction Costs)

(v)	the Key Persons having entered into employment contracts with relevant member of the Group pursuant to which the Key Persons will be subject to confidentiality and non competition provisions in such form and substance acceptable to CDH;

(vi)	CDH being satisfied with legality and validity of the Current Nominee Documents and that all PRC Nominees shall have entered into a new set of PRC Nominee Documents;

(vii)	CDH having received the Pre- Closing Transaction Costs Notice as set out in Section 4.3 hereof.

Section 4.2 Closing. (a) Subject to satisfaction or waiver of the conditions provided in Section 4.1, Closing shall take place at the offices of Stevenson, Wong & Co. in Hong Kong on the Closing Date or at such other place, time and/or date as may be agreed between the Parties.

(b) Performance by the Existing Shareholders. On Closing, the Existing Shareholders shall cause to be delivered to CDH:

(i)	duly executed sealed share certificates relating to CDH Subscription Stocks in favor of CDH and/or its nominee(s);

(ii)	certified true copies of the minutes of the board meetings or board resolutions of the Company approving issuance and allotment of CDH Subscription Stocks; and

(iii)	certified true copies of the board resolutions and shareholders resolutions of the PRC Intermediary Holding Vehicles approving (1) the inclusion of CDH Nominee as a shareholder with equity stake equivalent to CDH’s shareholding in the Company; (2) the appointment of CDH Nominee as a director of the PRC Intermediary Holding Vehicles and (3) amendment of the respective articles of association of PRC Intermediary Holding Vehicles such that they are consistent with the memorandum and articles of association of the Company to the extent as permitted by the applicable PRC laws; and

(iv)	such other documents (including any power of attorney under which any document required to be delivered under this Section has been executed and any waivers or consents) which are necessary to enable CDH and/or its nominee(s) to be registered as holders of the CDH Subscription Stocks; and

(v)	a Trademark Assignment Agreement having been duly executed by in respect of the Registered Trademarks at a nominal consideration.

(c) Performance by CDH. On Closing, the Subscriber shall:

(i)	subscribe for CDH Subscription Stocks by delivering to the Company signed applications for subscription of the CDH Subscription Stocks; and

(ii)	pay the subscription price of US$18,633,540.37 after deducting the Final Transaction Costs or the Estimated Transaction Costs (as the case may be) referred to in Section 4.3 of this Agreement into a bank account designated by the Company.

(d) Performance by the Parties. On Closing, the Parties shall procure the Company, the Existing Shareholders Vehicle and CDH to enter into a shareholders agreement incorporating terms and conditions set out in Schedule 9 of this Agreement. The Parties shall procure execution of relevant documents for the purpose of terminating the Current Nominee Documents.

Section 4.3 Pre-Closing. Within Three Business Days prior to Closing, Company shall provide a notice (“Final Transaction Costs Notice”) to the Subscriber, indicating the final transaction costs (“Final Transaction Costs”) to be deducted from CDH Subscription Price and the payment details of the legal professionals, Initial Auditors and Financial Advisor who are entitled to such payments.

If the Company is not able to provide the Final Transaction Costs Notice to the Subscriber 3 Business Days prior to Closing, it shall provide a notice (“Estimated Transaction Costs Notice”) indicating estimated transaction costs (“Estimated Transaction Costs”) to the Subscriber 3 Business Days prior to Closing and thereafter a Final Transaction Costs Notice as early as possible. Upon receipt of Final Transaction Costs Notice, the Subscriber shall pay the transaction costs to the legal professionals, Initial Auditors and Financial Advisor in accordance with details set out in the Final Transaction Costs Notice. If the Final Transactions Costs shall exceed the Estimated Transaction Costs, the Subscriber shall only be obliged to settle such portion of Final Transaction Costs of up to an amount equivalent to the Estimated Transaction Costs.

(For the purpose of this Agreement, the Final Transaction Costs Notice or the Estimated Transaction Costs Notice provided by the Company to CDH prior to Closing shall be referred to as “Pre Closing Transaction Costs Notice”)

Section 4.4 Post Closing. As soon as practicable after Closing, the Founders shall procure completion of the following matters:-

i.	Delivery of Final Transaction Costs Notice to Subscriber if such notice has not been delivered to the Subscriber prior to Closing; and

ii.	Completion of registration and other formalities necessary for the appointment of CDH Nominee as director of the Company, CN Holdings, HK Co, Yi Qi Man and Hai Di Le Ji; and

iii.	Completion of registration and other formalities necessary for the transfer of equity interests in PRC Intermediary Holding Vehicles to CDH Nominee; and

iv.	Assignment of the Registered Trademarks from to ; and

v.	Assignment of the domain name of www.cninsure.com to from Guangdong Mei Di Ya to Zhong Qi ; and

vi.	Acquisition of the entire equity interest of Yi Qi Man and Hai Di Le Ji by the HK Co; and

vii.	Changing constitution of the respective boards of CN Holdings, HK Co, Yi Qi Man, Hai Di Le Ji and amending their respective memorandum and articles of association for the purpose of conforming to the provisions of this Agreement and the Shareholders Agreement; and

viii.	Variation and modification of bank signatory arrangement(s) of the Company in accordance with decisions as may be approved by Supermajority of the Board; and

ix.	Delivery to CDH of certified true copies of the board resolutions and shareholders resolutions of Yi Qi Man, Hai Di Le Ji and HK Co approving (1) the addition of a Director designated by CDH in Yi Qi Man, Hai Di Le Ji and HK Co; and (2) amendment of the respective memorandum and articles of association of Yi Qi Man, Hai Di Le Ji and HKCo such that they are consistent with the memorandum and articles of association of the Company to the extent as permitted by law.

The Parties also agree to terminate the Current Nominee Documents and arrange the PRC Nominees to enter into a new set of PRC Nominee Documents to be governed by PRC laws

For the purpose of implementation of the escrow arrangements set out in Section 6 hereof, the relevant Parties will enter into escrow agreement(s) with the Escrow Agent regarding the aforesaid escrow arrangements.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Each Party. Each Party hereby represents and warrants to the other Parties that on the date hereof and as of the Closing Date:-

(a)	Corporate Status, Power and Authority. Such Party has full power and authority (corporate or otherwise) to enter into and perform its obligations under this Agreement.

(b)	Authorization and Enforceability. The execution and delivery of this Agreement and the performance of the obligations hereunder has been duly authorized (corporate or otherwise) by such Party and this Agreement constitutes valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(c)	Regulatory Approvals. No consent, waiver, approval or authorization of any Governmental Authority or any filing, registration or qualification with or notice to, any Governmental Authority is required on the part of such Party in connection with such Party’s execution or delivery of this Agreement or the performance of any of its obligations hereunder.

(d)	Litigation. To the best knowledge of such Party after having made due inquiry, there are no judicial or administrative actions, proceedings or investigations pending or threatened against such Party that questions the validity, binding nature and enforceability of this Agreement or the ability of such Party to perform the obligations under this Agreement.

Section 5.1A Existing Shareholders Warranties. The Existing Shareholders hereby represent and warrant to each other and to the Founders and CDH that on the date hereof and as of the Closing Date:-

(a)	Each of the Company, CN Holdings and HK Co are duly organized, validly existing and in good standing in accordance with the relevant jurisdiction in which the relevant company was incorporated.

(b)	Other than as investment holding companies, none of the Company, CN Holdings and HK Co has conducted any business activities or has assumed any debts and liabilities.

(b)	Subject to full payment of CDH Subscription Price, the CDH Subscription Stocks will be validly issued and allotted free from Encumbrances upon Closing.

Section 5.1B Cathay Undertaking. Cathay confirms and undertakes that prior to appointment of an additional bank signatory in respect of operation of the bank accounts of the Company , no money shall be withdrawn from or paid out of such accounts other than for the purpose of making payment or transferring money to Hai Di Le Ji and/or Yi Qi Man.

Section 5.2 Founders Warranties. In consideration of CDH entering into this Agreement, each of the Founders represents and warrants to CDH that on the date hereof and as of the Closing Date:-

(a)	Schedule 8: Each of the statements set out in Schedule 8 is true and accurate.

(b)	Business Activities. The PRC Operating Vehicles have conducted their respective businesses and operation in compliance with all laws and regulations in and of the PRC and have obtained all permits and licenses necessary for the conduct of insurance intermediary business in China which are validly subsisting on the date hereof and as of the Closing Date.

(c)	Disclosure of Information. All material information and documents provided and/or disclosed to CDH prior to execution of this Agreement are complete and accurate in material respects.

Section 5.2.1 Verification of Warranties. The Parties hereto agree that CDH shall be entitled to conduct investigation, examination or inspection at any time to verify correctness of any of the Founders Warranties. For this purpose, CDH shall be allowed to have free access to any documents, information of the PRC Operating Vehicles and that the Founders further undertake that CDH’s exercise of its right hereunder shall not, in any circumstances, be fettered.

Section 5.2.2 Limitation of the Founders’ liabilities under the Founders Warranties. (a) The parties hereby agree that the aggregate cumulative liability of the Founders to CDH under this Agreement and/or in respect of any and all matters/transactions contemplated under this Agreement shall not exceed the Founders Security Stocks (“Cap”) including but not limited to sums payable in respect of claims (whether contractual, tortious or otherwise but except for any fraudulent act by the Founders) (“Claims”) arising out of any one or more of the following:-

(i)	breaches of the Founders Warranties;

(ii)	any indemnity, damages or compensation in respect of the matters set out in this Agreement;

(iii)	all claims made by CDH for breach of any undertakings/covenants/representations committed by the Founders under this Agreement; and

(iv)	all claims for breach committed by the Founders of any of their respective obligations, commitment under this Agreement;

(v)	interest (if any) in respect of any of the above payments.

CDH hereby agrees that the Founders shall not be liable in respect of:-

(i)	any Claim in respect of this Agreement brought against the Founders after 36 months from the Closing Date or closing of a Capital Event (whichever is the earlier);

(ii)	any one Claim in which liability of the Founders does not exceed US$50,000.00;

(iii)	all and any Claims unless and until the aggregate cumulative liability of the Founders in respect of all and any such Claims exceeds US$500,000.00;

(iv)	any special or indirect losses or damages of any kind (including without limitation lost profits, loss of anticipated savings, loss of good will and the like) in respect of this Agreement;

(v)	any Claim which is recoverable by CDH or any of Group Company under a policy of insurance;

(vi)	any Claim arising as a result of the enactment, promulgation of any legislation, law, regulation, rule or governmental action after the Closing Date including, but not limited to, legislation, law, regulation, rule or governmental action which has a retrospective effect;

(vii)	to the extent that the Claim is attributable (in whole or in part) to:

(aa)	any voluntary act, omission or transaction carried out after the Closing Date by CDH or its directors, employees or agents; or

(bb)	anything expressly provided to be done or omitted to be done pursuant to this Agreement and, the agreements and documents contemplated herein.

(viii)	any Claim unless and to the extent that the any of the Founders is aware at Closing Date of the matter or circumstance which gives rise to such Claim or it is determined that the Founders would have been so aware had they made such enquiries as would have been reasonable in all the circumstances.

(ix)	any Claim arising from matters which have been disclosed to CDH in writing;

(b)	Without prejudice to the generality of Section 5.2.2(a) above, the Founders shall have no liability (or such liability shall be reduced) in respect of any Claims relating to liability of the Group to Taxation:

(i)	if and to the extent that provision or reserve for or in respect of the liability or other matter giving rise to such Claim has been made in the Accounts;

(ii)	if and to the extent any liability of Group included in the Accounts has been discharged or satisfied below the amount attributed to it or included in respect of it in the Accounts;

(iii)	if and to the extent that such Claim occurs or is increased as a result of any change in legislation, law, rule or government action after the Closing Date (or any legislation not in force at the Closing Date) which takes effect retrospectively or the withdrawal after Closing Date of any published concession or published general practice previously made by the PRC Tax Bureau or other taxing authority;

(iv)	if and to the extent that such Claim occurs or is increased as a result of any increase in the rate of taxation in force at the Closing Date;

(v)	if and to the extent that such Claim relates to a liability for Taxation which would not have arisen but for any winding up or cessation after the Closing Date of any trade or business carried on by any Group Company; and

(vi)	if and to the extent such Claim would not have arisen but for a change of accounting policy or practice of any Group Company after the Closing Date.

Nothing in this Section shall derogate from CDH’s obligation to mitigate any loss which it suffers in consequence of a breach of the Founders Warranties or any of the obligations of the Founders under this Agreement.

(c)	For the avoidance of doubt, CDH shall not be entitled to recover damages in respect of any Claim where to do so would involve recovery more than once in respect of the same loss or damage from the Founders or the Company or any Party hereto.

(d)	If the any of the Founders pays to CDH an amount in discharge of a Claim and that CDH or any Group Company subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party (including any taxation authority) a sum which is referable to the matter giving rise to the Claim, CDH shall (or, as appropriate, shall procure that such Group Company shall) forthwith repay to the Founders:

(i)	an amount equal to the sum recovered from the third party less any reasonable out-of-pocket costs and expenses incurred by the CDH or the Group Company in recovering the same ; or

(ii)	if the figure resulting under paragraph (i) above is greater than the amount paid by the Founders to CDH in respect of the relevant Claim or the aggregate payments previously made by the Founders in respect of all Claims, such lesser amount as shall have been so paid by the Founders, so as to leave CDH (taking into account the amounts received from the third party and from the Founders and those payable to the Founders under this section) in no better or worse position than it would have been in had the relevant Claim not arisen in the first place.

(e)	The sole remedy of CDH for any breach of any of the Founders Warranties or any other breach of this Agreement by the Founders shall be an action for damages subject to limitations as provided in this Section . CDH shall not be entitled to rescind or terminate this Agreement in any circumstances whatsoever.

(f)	If CDH is entitled to claim under any policy of insurance in respect of any matter which would otherwise give rise to a Claim, CDH agrees to take all steps and proceedings as the Founders may reasonably request to recover such loss from relevant insurers and the amount of insurance monies recovered by CDH or the relevant member of the Group net of all reasonable expenses shall reduce pro tanto or extinguish the relevant Claim.

ARTICLE VI

MANAGEMENT INCENTIVE SCHEME

Section 6.1 Adjustment. It is agreed between the Founders and CDH that:-

(i)	if the 2005 Adjusted Audited NI shall be less than a sum of RMB50 million (“2005 GNI”), then the Founders shall procure the Existing Shareholders Vehicle to transfer to CDH (or its nominees) at a nominal consideration such number of Common Stocks (“2005 Compensation Stocks”) as follows:-

[	(a+b)	(x) 100 + 3.6]%	=	RMB150 million	x 100%
	C			2005 Adjusted Audited NI (x) 10

where :-

a = the number of CDH Subscription Stocks

b = the number of 2005 Compensation Stocks

c = the total number of all issued Common Stocks of the Company immediately following the Company’s issuance of 2005 Compensation Stocks

(ii)	if the 2006 Adjusted Audited NI shall be less than a sum of RMB65 million (“2006 GNI”), then the Founders shall procure the Existing Shareholders Vehicle to transfer to CDH (or its nominees) at a nominal consideration such number of Common Stocks (“2006 Compensation Stocks”) as follows:-

[	(a+b)	(x) 100 + 3.6]%	=	RMB150 million	x 100%
	c			2006 Adjusted Audited NI (x) 7.7

where :-

a = the number of CDH Subscription Stocks together with 2005 Compensation Stocks (if any)

b = the number of 2006 Compensation Stocks

c = the total number of all issued Common Stocks of the Company immediately following the Company’s issuance of 2006 Compensation Stocks

(For the purpose of this Agreement, 2005 Compensation Stocks and 2006 Compensation Stocks shall collectively be referred to and defined as “CDH Compensation Stocks”)

Provided always that CDH Compensation Stocks shall constitute no more than 4% (“Maximum CDH Compensation Stocks”) of then entire issued share capital of the Company immediately upon completion of transfer of CDH Compensation Stocks. For the avoidance of doubt, it is hereby agreed by the Founders and CDH that if the Company shall not be able to meet with the 2005GNI and/or 2006 GNI, it shall not be deemed as a breach of undertaking or warranty or commitment or agreement on the part of any of the Founders.

Transfer of CDH Compensation Stocks will be completed at the earlier date of (i) expiration of 30 days after the Company Auditors shall have delivered audited accounts of the Group for the financial year ends of 2005 (in so far as transfer of the 2005 Compensation Stocks is concerned) or 2006 (in so far as transfer of the 2006 Compensation Stocks is concerned) or (ii) a day falling within 3 months prior to completion of a Capital Event (for the avoidance of doubt, CDH’s entitlement to the CDH Compensation Stocks under this Section will not be affected if the relevant Capital Event could not be completed within the 3 months period).

Section 6.2 The Parties Respective Obligation Regarding the Performance and Observance of Section 5.2 and 6.1

(A) As security for Founders observance of Founders Warranties under Section 5.2 hereof and their obligation to transfer CDH Compensation Stocks under Section 6.1 of this Agreement, the Founders shall procure New Co to deliver share certificates in respect of the Founders Security Stocks to the Escrow Agent on the Closing Date. Founders Security Stocks shall be held by the Escrow Agent, acting as escrow agent, for a period of 36 months from Closing (both days inclusive) (“Shares Retention Period”) as security for the Founders obligations under Sections 5.2 and 6.1. In the event it shall be necessary for Founders to transfer CDH Compensation Stocks to CDH in accordance with Section 6.1 and/or to compensate CDH for any breach of Founders Warranties during the Shares Retention Period, then subject to:-

(i)	Founders Stocks Notice having been served by CDH on New Co and the Founders with copies of any notice having been given to the Escrow Agent; and

(ii)	the Escrow Agent shall release, within 3 Business Days after receipt of the Founders Stocks Notice, such number of Founders Security Stocks as stipulated in the Founders Stocks Notice attaching (aa) the Audited 2005 Accounts showing the 2005 Adjusted Audited NI and/or Audited 2006 Accounts showing the 2006 Adjusted Audited NI to be prepared by the Company Auditors in accordance with IFRS or (bb) the Independent Accountant Certificate (as the case may be in accordance with the terms of this Agreement) to CDH.

For the purpose of transferring Founders Security Stocks or any part thereof to CDH or its nominee(s) in accordance with the Section hereof, New Co shall duly execute in escrow necessary transfer documents in relation to the Founders Security Stocks and shall deliver all such transfer documents to the Escrow Agent upon Closing. The Escrow Agent shall deliver such transfer documents in relation to Founders Security Stocks to CDH within three (3) Business Days after receipt of the Founders Stocks Notice and the Escrow Agent shall fill in the appropriate information for the number of Founders Security Stocks in accordance with the particulars set out in the Founders Stocks Notice.

In the event that the number of Founder Security Stocks shall involve fractional shares, the Escrow Agent shall release such number of shares rounded down to the nearest whole number.

(B) As between each of the Existing Shareholders, CAA, Web Based and the Founders, it is expressly agreed and confirmed that for the purpose of enabling the Founders to fulfill their obligations under Section 5.2 and 6.1 hereof, if it shall become necessary for New Co to transfer the Founder Security Stocks or any part thereof, then [i] CUFS Holdings shall transfer such number of shares (“CUFS Adjustment Stocks”) in New Co to Cathay and Kingsford at nominal consideration so that Cathay and Kingsford respective holdings in New Co will be increased proportionally to the extent that Cathay and Kingsford respective effective ultimate shareholdings in the Company shall remain unchanged immediately following transfer of the Founder Security Stocks by the New Co to CDH as if no such share transfer had been made; and [ii] CAA shall transfer such number of shares (“CAA Adjustment Stocks”) in CUFS Holdings to Cathay and Web Based at nominal consideration so that Cathay and Web Based respective holdings in CUFS Holdings will be increased proportionally to the extent that Cathay and Web Based effective shareholdings in New Co shall remain unchanged immediately following transfer of the CUFS Adjustment Stocks by CUFS Holdings to Cathay and Kingsford as if no such share transfer had been made.

For the purpose of securing various parties obligations under this Section 6.2(B), the Parties hereby agree that on the Closing Date:- CUFS Holdings shall deliver share certificates in respect of its holdings of 1,204 shares in New Co representing 12.04% of the entire issued share capital of New Co and that CAA shall deliver share certificates in respect of its holdings of 25,479,354 shares in CUFS Holdings representing 29.7% of the entire issued share capital of CUFS Holdings to the Escrow Agent during the Shares Retention Period as security for their respective undertakings under Section 6.2(B). In the event it shall be necessary for New Co to transfer Founders Security Stocks to CDH in accordance with Section 6.1 and/or to compensate CDH for any breach of Founders Warranties during the Shares Retention Period, then subject to:-

(i)	Adjustment Stocks Notice having been served by Existing Shareholders, CAA, Web Based on New Co and the Founders with copies of any notice having been given to the Escrow Agent; and

(ii)	the Escrow Agent shall release CUFS Adjustment Stocks and CAA Adjustment Stocks to the relevant Existing Shareholders, Web Based and Cathay simultaneously upon transfer of Founder Security Stocks or any part thereof to CDH.

For the purpose of transferring CAA Adjustment Stocks and/or CUFS Adjustment Stocks or any part thereof to the relevant Existing Shareholders, Web Based and Cathay in accordance with the Section hereof, CAA and CUFS Holdings shall duly execute in escrow necessary transfer documents in relation to the CAA Adjustment Stocks and/or CUFS Adjustment Stocks and shall deliver all such transfer documents to the Escrow Agent upon Closing. The Escrow Agent shall deliver such transfer documents in relation to CAA Adjustment Stocks and/or CUFS Adjustment Stocks to the relevant Existing Shareholders, Web Based and Cathay simultaneously upon the delivery of such transfer documents in relation to Founders Security Stocks to CDH and the Escrow Agent shall fill in the appropriate information for the number of CAA Adjustment Stocks and/or CUFS Adjustment Stocks in accordance with the particulars set out in the relevant Adjustment Stocks Notice.

Section 6.3 Management Performance Options. (i) Upon Closing, the Existing Shareholders, New Co and CDH hereby agree and confirm that the Company shall grant options (“Management Performance Options”) in favor of the Management Team. Subject to Section 6.3 (ii) and (iii) below, the Management Team shall be entitled to require the Company to issue and allot such number of shares representing not more than 5% (“Management Option Stocks”) of the then entire issued share capital of the Company on a fully diluted basis upon full exercise of the Management Performance Options.

(ii) The Management Option Stocks will be adjusted to such number of shares representing not more than 3% of the then entire issued share capital of the Company if the Company shall have achieved GNI Targets but have failed to meet the ENI Targets.

(iii) The Management Performance Options shall lapse automatically if the Company shall fail to meet the GNI Targets.

(iv) The Management Performance Options may be exercised by the Management Team by serving the Management Option Notice at any time after the Audited 2006 NI shall have been determined by the Company Auditors. The exercise price (“Management Option Exercise Price”) in respect of the Management Performance Options shall be calculated as follows:

5% = c (x) d / 500 million

where:

c = such number of Management Option Stocks equivalent to 5% of the total issued share capital of the Company on a fully diluted basis

d = Management Option Exercise Price

The Company shall have issued and allotted the Management Option Stocks within 10 Business Days after service of the Management Option Notice upon which the Management Team shall have paid the Management Option Exercise Price to the Company.

Section 6.4 Lai’s Undertaking (i) Lai hereby agrees to grant call options (“Lai Call Options”) to New Co and CDH pursuant to which New Co and CDH shall be entitled to require Lai to sell all of Lai’s shareholdings in Kingsford (“Lai Call Option Stocks”) as at the date of the Call Option Notice for a nominal consideration.

The Lai Call Option Stocks will be exercisable if it is reviewed from IFRS audited reports that the Group shall have failed to achieve 2005 ENI or 2006 ENI upon expiration of the financial year ended 31 December 2006 and that closing of transfer of Lai Call Option Stocks shall be completed within 15 Business Days after dispatch of the relevant Lai Call Option Notice by New Co and/or CDH

(ii) As between New Co and CDH, New Co and CDH are entitled to exercise Lai Call Options in such proportion and acquire proportional Lai Call Option Stocks as follows:

a. New Co’s entitlement = C (x) Lai Call Option Stocks

    where ‘C’ represents 70%

b. CDH’s entitlement = D (x) Lai Call Option Stocks

    where ‘D’ represents 30%

(iii) For the purpose of perfecting the provisions set out in this Section 6.4, Lai further undertakes not to sell, mortgage, transfer of dispose of or create any Encumbrances over his shareholdings in Kingsford save and except with the prior written consent of New Co and CDH. In addition to this undertaking and as security for due performance of Lai’s obligations under this Section 6.4, Lai shall deliver share certificates in respect of all his shareholdings in Kingsford as at the date of this Agreement (“Lai’s K Stocks”) to the Escrow Agent on the Closing Date. Lai’s K Stocks shall be held by the Escrow Agent, acting as escrow agent, for a period of 18 months from Closing (both days inclusive) (“Lai’s K Stocks Retention Period”) as security for Lai’s obligations under Section 6.4. In the event that New Co and CDH shall exercise the Lai’s Call Options during the Lai’s K Stocks Retention Period, then subject to:-

(a)	Lai’s K Stocks Notice having been served by New Co and/or CDH on Lai with copies of any notice having been given to the Escrow Agent; and

(b)	the Escrow Agent shall release, within 3 Business Days after receipt of the relevant Lai’s K Stocks Notice, such number of Lai’s K Stocks to CDH and New Co as stipulated in the relevant Lai’s K Stocks Notice.

For the purpose of transferring Lai Call Option Stocks or any part thereof to CDH and/or New Co or their respective nominee(s) in accordance with the Section hereof, Lai shall duly execute in escrow necessary transfer documents in relation to the Lai’s K Stocks and shall deliver all such transfer documents to the Escrow Agent upon Closing. The Escrow Agent shall deliver such transfer documents in relation to Lai Call Option Stocks to New Co and/or CDH within three (3) Business Days after receipt of the relevant Lai’s K Stocks Notice and the Escrow Agent shall fill in the appropriate information for the number of Lai Call Option Stocks in accordance with the particulars set out in the relevant Lai’s K Stocks Notice.

In the event that the number of Lai Call Option Stocks shall involve fractional shares, the Escrow Agent shall release such number of shares rounded down to the nearest whole number.

To ensure Lai’s due performance and observance of this Section 6.4(iii), each of Hu and Kingsford undertakes and warrants to CDH and New Co that save and except with the prior written consents of both CDH and New Co, Kingsford shall not : (aa) issue or allot any shares or equity interests in the share capital of Kingsford to any person or grant to any person any right to require the allotment, issue, transfer, redemption of any shares in the capital of Kingsford ; or (bb) register any change of shareholdings in Kingsford; or (cc) register any persons or companies as shareholder(s) of Kingsford

Section 6.5 Agreed Accounting Treatments. It is hereby expressly acknowledged and agreed by the Parties hereto that for the specific purposes of determining (i) “2005 ENI”, “2006 ENI”, “ENI Targets” and (ii) the extent to which the Founders/Lai have satisfied their undertaking under this Section 6 , the 2005 Audited NI and 2006 Audited NI as determined by the Initial Auditors or the Company Auditors shall be adjusted as follows:-

(a)	to include and consolidate the accounts of Min Tai An Insurance (“MTA”) into the Company after completion of acquisition of the entire equity interests in MTA by the PRC Nominees and/or PRC Intermediary Holding Vehicles as if MTA was a subsidiary of the Company whose accounts would be consolidated into the Company notwithstanding that Company Auditors may not allow consolidation of MTA accounts due to accounting principles and methodology; and

(b)	to exclude goodwill amortization incidental to the Further Acquisition from 2005 Audited NI and 2006 Audited NI; and

(c)	to exclude from 2005 Audited NI and 2006 Audited NI any negative accounting impact or consequences incidental to the Company’s issuance and allotment of stocks/shares pursuant to any ESOP at an exercise price lower than a fair market value of such stocks /shares provided always that such ESOP shall have been approved by a Supermajority of the Board; and

(d)	to exclude all Transaction Costs as referred to in Section 9.5 (if any) incurred by the Company incidental to the Subscription or any transaction, matter contemplated under this Agreement from 2005 Audited NI and 2006 Audited NI ; and

(e)	to exclude and/or include such other items as may be approved by Supermajority of the Board.

ARTICLE VII

ACKNOWLEDGEMENTS AND UNDERTAKINGS

Section 7.1 CDH’s Dividend Rights. (a) CDH hereby expressly agrees and acknowledges that it will not be entitled to any dividends of the Group for the financial year ended 31 December 2005. For the avoidance of doubt, it is confirmed and acknowledged by CDH that it will not be entitled to any dividends and/or distributions of the Group attributable to all periods up to 31 December 2005 (and inclusive of 31 December 2005) notwithstanding such dividends and/or distributions shall be declared and/or paid by the Group after 31 December 2005. In addition to such an agreement, CDH also agrees and confirms the dividends payable by the Company to the Existing Shareholders for the financial year ended 2005 shall be the lowest of :

[i] a sum equivalent to 50% of the 2005 Adjusted Audited NI ;or

[ii] RMB25,000,000.00 ; or

[iii] a sum equivalent to NAV of the Group for the financial year ended 31 December 2005 as audited by the Initial Auditors minus RMB50,000,000.00

Section 7.2 Dividends to Owners of Target Vehicles. The Parties hereto acknowledge, confirm and agree that if the Group shall decide to pay dividends to the Owners of Target Vehicles as per Supermajority approval, these Owners shall be given the discretion to elect for cash dividends or other distributions in kind.

Section 7.3 Conduct of Business Pending Closing. Prior to Closing, the Company shall discuss and the Founders shall procure the Company to discuss with CDH any acquisition which the Group may pursue. CDH hereby acknowledges and agrees to recognize all fees and expenses incidental to such acquisition activities which the Group shall incur.

Section 7.4 CDH’s undertaking to settle the transaction costs. Without prejudice to the provisions set out in Section 9.5 hereof, CDH undertakes to the Company that CDH shall fully settle the Final Transaction Costs or the Estimated Transaction Costs (as the case may be) within the later of (i) 5 Business Days after receipt of the Final Transaction Costs Notice or (ii) within 5 Business Days after the Company’s receipt of relevant invoices, bills from the legal professionals, Initial Auditors or the Financial Advisor.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.1 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration administered by the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules. The arbitration shall be the sole and exclusive forum for resolution of such dispute, controversy or claim, and the award rendered shall be final and binding. Judgment on the award rendered may be entered in any court having jurisdiction thereof.

Section 8.2 Procedures. (a) The number of arbitrators shall be 3, one of whom shall be appointed by the Party asserting a claim against the other Party or Parties, one of whom shall be appointed by the Party or Parties (acting together), as the case may be, against whom a claim has been asserted, and the third of whom shall be selected by mutual agreement, if possible, within thirty days of the selection of the second arbitrator and thereafter by the administering authority. In the event the Party against whom a claim has been asserted fails to appoint the second arbitrator within 20 days after the first arbitrator is appointed by the Party asserting a claim, then the administering authority shall select the second and third arbitrators.

(b)	The language of arbitration shall be the English language and any foreign language documents presented at such arbitration shall be accompanied by an English translation thereof. The arbitration shall be held in Hong Kong SAR.

(c)	Any award of the arbitrators (i) shall be in writing, (ii) shall state the reasons upon which such award is based and (iii) may include an award of costs, including reasonable attorney’s fees and disbursements.

(d)	The arbitrators shall have no authority to award punitive damages or any other damages not measured by the prevailing party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

(e)

Any Party may make an application to the arbitrators seeking injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the dispute, controversy or claim is otherwise resolved. Any Party may apply to any court having jurisdiction hereof and seek injunctive relief in order to maintain the status quo until such time as the arbitration award is rendered or the dispute, controversy or claim is otherwise resolved.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile or similar writing and overnight express mail or courier delivery, but excluding ordinary mail delivery) and shall be given to the address set forth in this Agreement hereto or to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties in the manner provided in this Section.

If to Cathay,

Address	:	c/o 14th Floor, St. John’s Building, Hong Kong
Fax no.	:	1-203 862 8889/852-2147 5050
Attn.	:	Mr. Paul Wolansky/Mr. Hermann Leung

If to CUFS Holdings,

Address	:	c/o 14th Floor, St. John’s Building, Hong Kong
Fax no.	:	1-203 862 8889/852-2147 5050
Attn.	:	Mr. Paul Wolansky/Mr. Hermann Leung

With a copy to:-

Address	:	c/o
Attn.	:	Hu Yi Nan ( )

If to Kingsford,

Address	:	c/o 14th Floor, St. John’s Building, Hong Kong
Fax no.	:	1-203 862 8889/852-2147 5050
Attn.	:	Mr. Paul Wolansky/Mr. Hermann Leung

With a copy to:-

Address	:	c/o
Attn.	:	Hu Yi Nan ( )

If to CAA,

Address	:	c/o
Attn.	:	Hu Yi Nan ( )

If to the Company,

Address	:	c/o 14th Floor, St. John’s Building, Hong Kong
Fax no.	:	1-203 862 8889/852-2147 5050
Attn.	:	Mr. Paul Wolansky/Mr. Hermann Leung

With one copy to:-

Address	:	c/o
Attn.	:	Hu Yi Nan ( )

And one copy to:

Address	:	Level 30, Six Battery Road, Singapore 049909
Fax no.	:	65-6550 9898
Attn	:	Mr. Lew Kiang Hua

If to CDH,

Address	:	Level 30, Six Battery Road, Singapore 049909
Fax no.	:	65-6550 9898
Attn	:	Mr. Lew Kiang Hua

With one copy to:-

Address	:	c/o B-318, Grand Pacific Trade Centre
8A Guanghua Road, Chaoyang District
Beijing 100026 P.R.C.
Fax no.	:	86-10-6581 9969
Attn	:	Wang Zhenyu / Lew Kiang Hua

If to Web Based,

Address	:	c/o
Fax no.	:	1-203 862 8889/852-2147 5050
Attn.	:	Mr. Hermann Leung

If to Hu

Address	:	c/o
Fax	:	6122 2329

If to Lai

Address	:	c/o
Fax	:	6122 2329

If to New Co,

Address	:	c/o 14th Floor, St. John’s Building, Hong Kong
Fax no.	:	1-203 862 8889/852-2147 5050
Attn.	:	Mr. Paul Wolansky/Mr. Hermann Leung

With one copy to:-

Address	:	c/o
Attn.	:	Hu Yi Nan ( )

And one copy to:

Address	:	Level 30, Six Battery Road, Singapore 049909
Fax no.	:	65-6550 9898
Attn	:	Mr. Lew Kiang Hua

And one copy to:

Address	:	c/o B-318, Grand Pacific Trade Centre
8A Guanghua Road, Chaoyang District
Beijing 100026 P.R.C.
Fax no.	:	86-10-6581 9969
Attn	:	Wang Zhenyu / Lew Kiang Hua

All such notices, requests and other communications shall be deemed received (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, and (ii) if given by overnight express mail or courier delivery or any other means permitted by this Section, when received; provided, that if the date of receipt hereunder is not a Business Day, the notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 9.2 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is executed by each of the Parties hereto. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Parties; provided, however, that none of the parties may assign or transfer any of its rights or obligations hereunder except with the prior consent of the other Parties.

Section 9.4 Conflict with Articles of Association. In the event of any conflict between the Articles of Association and this Agreement, the provisions of this Agreement shall prevail.

Section 9.5 Expenses. If Closing shall take place in accordance with the terms of this Agreement, the Company will bear all the cost (“Transaction Costs”) of the transactions including legal expenses relating to the preparation, negotiation, execution, delivery and performance of this Agreement, fees payable to the Initial Auditors and Financial Advisor as well as the expenses of effecting and implementing the Final Structure of the Group including the costs of incorporation of all companies of the Group and corporate restructuring expenses. The Transaction Costs shall be deducted from the subscription consideration and be paid directly to the legal professionals, Initial Auditors and Financial Advisor. If Closing shall not take place, each party shall bear its own fees and expenses provided that CDH shall be responsible for the fees charged by Commerce and Finance Law Offices.

Section 9.6 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and any such term or provision to the extent determined to be invalid, illegal or unenforceable shall be replaced by a valid, legal and enforceable provision that comes as close as possible to carrying out the intent and effect of the defective term or provision.

Section 9.7 Further Assurances. The Parties will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement into full effect.

Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the Hong Kong SAR.

Section 9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The English language text of this Agreement shall prevail over any translation thereof.

Section 9.10 Force Majeure. The failure or delay of any of the Parties to perform any obligation under this Agreement solely by reason of acts of God, acts of government, riots, wars, or other causes beyond its reasonable control (“Force Majeure”) shall not be deemed to be a breach of this Agreement; provided, however, that the Party so prevented from complying herewith shall not have procured such Force Majeure, shall have used reasonable diligence to avoid such Force Majeure or ameliorate its effects, and shall continue to take all actions reasonably within its power to comply as fully as possible with the terms of this Agreement. Except where the nature of the event shall prevent it from doing so, the Party suffering such Force Majeure shall notify the other Parties in writing promptly after the occurrence of such Force Majeure and shall in every instance, to the extent reasonable and lawful under the circumstances, use its best efforts to remove or remedy such event with all reasonable dispatch.

Section 9.11 Headings Descriptive. The headings of the several articles and sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 9.12 Integration. This Agreement (including the Exhibits and Schedules hereto, which are incorporated herein and made an integral part hereof) and the other agreements among two or more parties hereof relating to the subject matter hereof constitute the entire and only agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements commitments or understandings, whether written or verbal, that the Parties hereto or thereto may have had with respect to the subject matter thereof.

IN WITNESS whereof this Agreement has been executed on the date and year said above written.

CATHAY

SIGNED BY: Leung Ping Chung Hermann	)
A Director for and on behalf of	)
CATHAY AUTO SERVICES LIMITED	)	/s/ Leung Ping Chung Hermann
in the presence of	)

/s/ Chan Lai Fun Anita
Solicitor, Hong Kong SAR

CUFS HOLDINGS

SIGNED BY: Leung Ping Chung Hermann	)
A Director for and on behalf of	)
CHINA UNITED FINANCIAL	)
SERVICES HOLDINGS LTD	)	/s/ Leung Ping Chung Hermann
in the presence of	)

/s/ Chan Lai Fun Anita
Solicitor, Hong Kong SAR

KINGSFORD

SIGNED BY: Hu Yi Nan	)
A Director for and on behalf of Kingsford	)
Resources Limited	)	/s/ Hu Yi Nan
in the presence of	)

/s/ Chan Lai Fun Anita
Solicitor, Hong Kong SAR

CAA

SIGNED BY: Hu Yi Nan	)
A Director for and on behalf of CAA	)
Holdings Company Limited	)	/s/ Hu Yi Nan
in the presence of	)

/s/ Chan Lai Fun Anita
Solicitor, Hong Kong SAR

COMPANY

SIGNED BY: /s/ Leung Ping Chung Hermann	)
A Director for and on behalf of CISG	)
Holdings Ltd.	)	/s/ Leung Ping Chung Hermann
in the presence of	)

/s/ Chan Lai Fun Anita
Solicitor, Hong Kong SAR

CDH

SIGNED BY: Dr Wu Shang Zhi	)
A Director for and on behalf of CDH	)
Inservice Limited	)	/s/ Wu Shang Zhi
in the presence of	)

/s/ Chan Lai Fun Anita
Solicitor, Hong Kong SAR

WEB BASED

SIGNED BY: Leung Ping Chung Hermann	)
A Director for and on behalf of Web-Based	)
Securities Limited	)	/s/ Leung Ping Chung Hermann
in the presence of	)

/s/ Chan Lai Fun Anita
Solicitor, Hong Kong SAR

HU

SIGNED BY: HU YI NAN	)
in the presence of	)	/s/ Hu Yi Nan

/s/ Chan Lai Fun Anita
Solicitor, Hong Kong SAR

LAI

SIGNED BY: LAI QIU PING	)
in the presence of	)	/s/ Lai Qiu Ping

/s/ Chan Lai Fun Anita
Solicitor, Hong Kong SAR

NEW CO

SIGNED BY: Leung Ping Chung Hermann	)
A Director for and on behalf of Bestcheer	)
International Limited	)	/s/ Leung Ping Chung Hermann
in the presence of	)

/s/ Chan Lai Fun Anita
Solicitor, Hong Kong SAR

Schedules 1 and 2 – Corporate Information

Schedule 3 – Current Nominees

Schedule 4 – Current Nominee Documents

[List of current nominee documents]

Schedule 5 – Final Structure

[structure chart]

Schedule 6 – Key Persons

[List of key persons]

Schedule 7 – Management Option Notice

Schedule 8

Warranties in relation to the Group

All references of the Group shall have the same meaning as defined in Section 1.1 of this Agreement and shall mean to cover the corporate entities of PRC Intermediary Holding Vehicles and the PRC Operating Vehicles and their respective branches or Subsidiaries.

1.	GENERAL

1.1 Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party. Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would have a material adverse effect on the condition (financial or otherwise), assets relating to, or results of operation of or business (as presently conducted and proposed to be conducted) of any Group Company. Registered capital fully paid and no withdrawal of capital contribution has occurred

1.2.	Capitalization. As of the Closing, the authorized share capital of the Company consists of the following:

(a) Common Stocks. A total of 1,000,000,000 authorized ordinary shares, par value RMB0.10 per share, of the Company (the “Common Stocks”), of which 65,000 shares are issued and outstanding. 47,840 shares have been issued to /are designated for NewCo, 17,160 shares are designated for CDH……

(b) Except for Common Stocks, no other class of shares have been issued as of Closing.

(c) Options, Warrants, Reserved Shares. Save and except for warrants, options or other rights relating to issues, matters or events stipulated in [i] the Shareholders Agreement to be entered into at the Closing (the “Shareholders Agreement”) , [ii] the Memorandum and Articles of Association of the Company to be amended in accordance with the provisions of this Agreement and [iii] the Shareholders Agreement or as contemplated under this Agreement, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the shares of the Company. Apart from the exceptions noted in this Section ,the Shareholders Agreement and the Memorandum and Articles of Association of the Company, no shares of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other person).

1.3	Accuracy of recitals and schedules

The particulars relating to the Group as set out in the recitals and Schedules to this Agreement are true and accurate.

1.4	Memorandum and articles of association, statutory books and returns

(A)	A copy of the articles of association of every member of the Group which has been given to CDH is accurate and complete in all respects and has annexed or incorporated copies of all resolutions or agreements required to be so annexed or incorporated by the rules and regulations governing companies in the PRC.

(B)	The statutory books and registers of every member of the Group have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

(C)	All returns and particulars, resolutions and other documents which each member of the Group is required by law to file with or deliver to the registrar of companies or its equivalent have been correctly made up and duly filed or delivered.

1.5	Ownership of Interest

(A)	Each member of the Group (and its branches) has been duly incorporated and is validly existing under the laws of the relevant jurisdictions where the Group Company was incorporated and has full power, authority and legal right to own its assets and carry on the Business in accordance with its permitted scope as set out in its business license.

(B)	Save and except already disclosed to in writing by CDH, no person is entitled or has claimed to be entitled to require any member of the Group to issue any share or loan capital either now or at any future date whether contingently or not.

(C)	Save and except for the PRC Nominee Documents and such other matters, issues which have been disclosed to CDH by the Founders, there is no option, right of pre-emption, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting any of the equity interest of any member of the Group nor is there any commitment to give or create any of the foregoing, and no person has claimed to be entitled to any of the foregoing.

The change of shareholding of each member of the Group has been approved or filed with the competent authorities as required and all relevant registrations and filings have been completed.

1.6	Subsidiaries, associations and branches and Structure

(A) Save and except already disclosed to CDH by the Founders, each member of the Group has no subsidiaries nor is it a member of any partnership or other unincorporated association, joint venture or consortium.

(b) Prior to Closing, the Company and the Existing Shareholders having completed the restructuring of the Group through the execution and delivery of the Current Nominee Documents .As a result of the aforesaid restructuring, and pursuant to the Current Nominee Documents, the Company is able to exercise management and operational control over the PRC Intermediary Holding Vehicles and the PRC Operating Vehicles until such time when the Current Nominee Documents shall be terminated in accordance with the terms of this Agreement;

1.7	Vulnerable antecedent transactions

The Group has not taken any steps to be a party to a transaction or enter into any disposition of property pursuant to or as a result of which an asset owned, purportedly owned or otherwise held by any member of the Group is liable to be transferred or re-transferred to another person or which gives or may give rise to a right of compensation or other payment in favour of another person.

1.8	Compliance with statutes

(A)	Every member of the Group has conducted its business in accordance with all applicable laws, regulations, rules issued by the relevant PRC government authorities and has not committed any criminal, illegal or unlawful act.

(B)	No member of the Group has done or omitted to do anything which is a contravention of any statute, order, regulation or the like giving rise to any fine, penalty or other liability or sanction on the part of any member of the Group which could have produced adverse effect on the normal operation of any member of the Group.

(C)	No member of the Group has committed any breach of contract or statutory duty or other unlawful act which could lead to a claim for damages being made against it and no event has occurred which would entitle any third party to terminate any contract or any benefit enjoyed by any member of the Group.

1.9	Licences and consents

The PRC Operating Vehicles, the PRC Intermediary Holding Vehicles, Yi Qi Man, Hai Di Le Ji, Shenzhen Fan Hua, Guangzhou Zhong Qi and Beijing Rui Si Ke and their respective branches have duly obtained all licences (including Insurance Affiliate Agent Licences in PRC and other statutory licences), permits and consents necessary for their conduct and operation of the Business as they do at present and all these licences, permits and consents are valid, subsisting and have not been varied by the issuing government authority or agency. None of the Founders is aware of anything that might result in the revocation, suspension or modification of any of those licences or consents or that might prejudice their renewal.

1.10	Litigation

The Founders do not have actual knowledge and has not received any written notice that:-

(A)	any member of the Group is engaged in any litigation or arbitration proceedings

(B)	any member of the Group has done or omitted to do anything which will give rise to any litigation or arbitration proceedings by or against the Group.

(C)	the Group is the subject of any investigation, inquiry or enforcement proceedings or process by any governmental, administrative or regulatory body.

1.11	Insolvency

1.11.1	None of the Founders has received any written notice or verbal indication from any party in which or had knowledge of:-

(A)	any receiver, liquidator, provisional administrator or other person carrying on similar function has been appointed in respect of the Group or in respect of the whole or any part of the assets or undertaking of the Group;

(B)	any winding up or administrative order has been made and no petition has been presented for such an order in respect of the Group; and

(C)	any unsatisfied judgement, order or award is outstanding against the Group and any distress or execution has been levied on, or other process commenced against, any asset of any member of the Group.

None of the Founders has received any notice in which or had knowledge of:-

(A)	any meeting has been convened at which a resolution shall be proposed, any resolution has been passed, any petition has been presented and any order has been made for the winding up or dissolution of any member of the Group or for an administrative order in respect of the Group; or

(B)	the Group has stopped or suspended payment of its debts, become unable to pay its debts (within the meaning of Section 178 of the Companies Ordinance or any similar provisions under the applicable laws in PRC) or otherwise become insolvent.

1.11.2	None of the Founders has received any written notice in which or had knowledge of any circumstances have arisen which entitle any person to take any action, appoint any person, commence proceedings or obtain any order of the type mentioned in 1.11.1 above.

1.12	Valid Issuance of CDH Subscription Stocks.

(a) The CDH Subscription Stocks, when issued, allotted and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable.

1.13 Status of IPR. Each Group Company owns or has a valid right to use the relevant Intellectual Property Rights necessary for its business as now conducted and, to the best knowledge of each Founder, without any conflict with or infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind granted by any member of the Group relating to any of its Intellectual Property Rights nor is any member of the Group bound by or a party to any options, licenses or agreements of any kind with respect to the server software and/or accounting software of any other person or entity, except, in either case, for standard end-user agreements with respect to commercially readily available intellectual property . To the best knowledge of each Founder, the Group has not violated or, by conducting its business as proposed, would not violate any Intellectual Property Rights of any other person or entity with respect to the Group’s usage of the server software and/or accounting software. Each Founder is not aware that any of its officers, employees or consultants is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would prevent such officers, employees or consultants from assigning to such Group Company inventions conceived or reduced to practice in connection with services rendered to such Group Company in the course of their employment. The Group has proprietary right over the operation process management software developed by the Group.

1.14 No Other Business. The Company was formed solely to acquire and hold an equity interest in its operating subsidiaries and since its formation has not engaged in any business and has not incurred any liability except in the ordinary course of its business of acquiring and holding its equity interest in its operating subsidiaries.

1.15	Registration Rights. Except as provided in the Shareholders Agreement, the Company has not granted or agreed to grant any person or entity any registration rights (including piggyback registration rights), nor is the Company obliged to list any of its shares on any securities exchange. To the best knowledge of the Founders, except as contemplated in this Agreement, the Shareholders Agreement, no voting or similar agreements exist related to the Company’s securities which are presently outstanding or that may hereafter be issued.

1.16	Insurance. Each Group Company has obtained, or will obtain (within 30 days of Closing) and will maintain business interruption and other insurance policies consistent with such industry practice as may be recognized and approved by the Board of the Company.

1.17	Interested Party Transactions. Existing interested party transaction. Existing and potential conflict of interests. Except for transactions in the ordinary course of the business of a Group Company and/or such transactions which have been disclosed by the Founders, no Founder or any “Affiliate” of any such Founder has any agreement, understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of them (other than for accrued salaries, reimbursable expenses or other standard employee benefits). No Founder has any direct or indirect ownership interest in any firm or corporation with which a Group Company is affiliated or with which a Group Company has a substantial business relationship, or any firm or corporation that competes with a Group Company, except that any such Founder may have record ownership interest in the Company or own shares in publicly traded companies that may compete with a Group Company. No Affiliates of any Founder is directly or indirectly interested in any material contract with a Group Company which is not entered into at arm’s length. No Founder or any Affiliate or Associate of any such Founder has had, either directly or indirectly, a material interest in any person or entity which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services not at arm’s length.

1.18	Ownership to Assets. Title to Properties and Assets. Each Group Company has title to its properties and assets as reflected in the Accounts subject to any disclosed mortgage, pledge, lien, encumbrance, security interest or charge of any kind. With respect to the property and assets (if any) it leases, each Group Company is in compliance with such leases and, to the best of its and the Founders’ knowledge, such Group Company holds valid leasehold interests in such assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets.

1.19	Environmental and Safety Laws. To the best knowledge of the Founders, none of the Group Companies is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety and no material expenditures are required in order to comply with any such existing statute, law or regulation.

1.20	Exempt Offering. To the best knowledge of the Founders,the registration requirements of the US Securities Act are not applicable to the issuance and allotment of CDH Subscription Stocks pursuant to this Agreement

1.21	Minute Books. The minute books of each Group Company made available to CDH contain a complete summary of all meetings and actions taken by directors and shareholders or owners of such Group Company since its time of formation, and reflect all transactions referred to in such minutes accurately in all material respects.

2.	ACCOUNTS AND FINANCIAL

To the best knowledge and belief of the Founders:–

2.1	Accuracy of Accounts

The Accounts:

(A)	have been prepared in accordance with laws and regulations in the PRC;

(B)	are, complete and accurate in all material respects and give, a true and fair view of the state of affairs and financial position of the Group as at the Account Date;

(C)	are true, accurate and complete, in all material respects with regard to capital commitments, assets and liabilities (actual and contingent), profits and loss and the financial position of the Group as at the Account Date;

(D)	are not materially and adversely affected by any unusual or non-recurring items ; and

(E)	fully disclose all the assets of the Group as at the Account Date.

2.2	Book debts

(A)	Other than the loans as shown in the Accounts, if any, no member of the Group has any outstanding book debts as at the Account Date.

2.3	Books and records

All accounts, books, ledgers, and other financial records of the Group:-

(A)	have been properly maintained and contain accurate records of all matters required to be entered in them in accordance with applicable statutes and regulations of PRC; and

(B)	give a true and fair view of the matters which ought to appear in them.

2.4	Bank and other borrowings

(A)	The Group has not made any bank borrowings other than those as shown in the Accounts.

(B)	The Group has no outstanding mortgages, charges, debentures or other loan capital or bank overdrafts, bank or other borrowings, loans or other indebtedness, financial facilities, finance leases or hire purchase commitments or any guarantees or other contingent liabilities other than those as shown in the Accounts.

(C)	No material outstanding indebtedness of the PRC Operating Vehicles have become payable by reason of default by the PRC Operating Vehicles and no event of default has occurred or is pending which with the lapse of time or the fulfillment of any condition or the giving of notice may result in any such indebtedness becoming so payable prior to maturity.

2.5	Loan capital and guarantees

Save as disclosed in the Accounts, the Group has no and has not incurred any loan capital or any liability.

2.6	Loans

The Group has not lent any money to any parties which has not been repaid to it or owns the benefit of any debt (whether present or future) other than debts accrued to it in the ordinary course of its business.

2.7	Liabilities

Save as disclosed in the Accounts, there are no liabilities (including contingent liabilities) which are outstanding on the part of each member of the Group other than those incurred in the ordinary and proper course of business since the Account Date.

2.9	Position since the Account Date

Since the Account Date:-

(A)	the each member of the Group has conducted the Business in a normal and proper manner;;

(B)	the Group has not entered into any unusual contract or commitment or otherwise depart from its normal course of trading;

(C)	there has been no material adverse change to the Accounts since Account Date.

(D)	there has not been any material adverse change in the assets, liabilities, financial condition or operating results of such Group Company from that reflected in the Accounts, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(E)	there has not been any material change in the contingent obligations of such Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

(F)	there has not been any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of such Group Company (as presently conducted and as presently proposed to be conducted);

(G)	there has not been any waiver by such Group Company of a valuable right or of a material debt;

(H)	there has not been any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by such Group Company, except such satisfaction, discharge or payment made in the ordinary course of business that is not material to the assets, properties, financial condition, operating results or business of such Group Company;

(I)	there has not been any material change or amendment to a material contract by which such Group Company or any of its assets or properties is bound or subject and which would materially and adversely affect financial position of the Group, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(J)	there has not been any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director not approved by such Group Company’s Board of Directors (or the Compensation Committee in the case of the Company) or comparable governing body;

(K)	there has not been any sale, assignment or transfer of any Intellectual Property Rights or other material intangible assets of such Group Company (other than in the ordinary course of business);

(L)	there has not been any mortgage, pledge, transfer of a security interest in, or lien created by such Group Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

(M)	save as disclosed by the Founders and/or contemplated under this Agreement, there has not been any debt, obligation, or liability incurred, assumed or guaranteed by such Group Company individually in excess of US$100,000 or in excess of US$300,000 in the aggregate (excluding those incurred in the ordinary course of business of such Group Company);

(N)	there has not been any declaration, setting aside or payment or other distribution in respect of any of such Group Company’s share capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by such Group Company other than the repurchase of share capital from employees, officers, directors or consultants pursuant to agreements approved by the Board of Directors of such Group Company under which such Group Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as termination of employment or consulting relationship;

(O)	there has not been any agreement or commitment by such Group Company to do any of the things described in this Section.

3.	COMMERCIAL

3.1	Effect of Transactions contemplated under this Agreement

Neither the execution of this Agreement nor the compliance with the terms of this Agreement does and will:-

(1)	conflict with, or result in the breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement or instrument to which any member of the Group is a party, or any provision of the memorandum or articles of association or other corresponding constitutional documents of the Group or any encumbrances, lease, contract, order, judgement, award, injunction, regulation or other restriction or obligation of any kind or character by which or to which any asset of the Group is bound or subject to;

(2)	relieve any person from any obligation to the Group or cause any person to determine any such obligation or any right or benefit enjoyed by the Group, or to exercise any right, whether under an agreement with or otherwise in respect of the Group ;

(3)	result in the creation, imposition, crystallization or enforcement of any encumbrance whatsoever on any of the assets of the Group; and

(4)	result in any present or future indebtedness of the Group becoming due and payable or capable of being declared due and payable prior to its stated maturity.

3.2	Trading contracts

(A)	Members of Group have duly observed and performed the terms and conditions on their respective parts to be observed and performed under all relevant trading contracts.

3.3	Material contracts.

(A)	There are no agreements concerning the Group which provide that they can be terminated as a result of a change in control of any member of the Group or in the composition of the board of directors of any member of the Group.

Material Contracts and Obligations. All agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which each Group Company is a party or by which it is bound that (i) are material to the conduct and operations of its business and properties, (ii) involve any of the officers, consultants, directors, employees or shareholders of the Group Company; or (iii) obligate such Group Company to share, license or develop any product or technology have been made available for inspection by CDH and its counsel. For purposes of this Section 3.3, “material” shall mean (i) having an aggregate value, cost or amount, or imposing liability or contingent liability on any Group Company, in excess of US$500,000 or that extend for more than one year beyond the date of this Agreement (excluding advertising area lease agreements, advertising sales agreements and employment contracts), (ii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in specified areas, during specified period, (iii) not in the ordinary course of business, or (iv) transferring or licensing any Intellectual Property Rights to or from any Group Company (other than licenses granted in the ordinary course of business or licenses from commercially readily available “off the shelf” computer software).

3.4	Agreements restricting business

(A)	The Group is not a party to any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement, or any restrictive trading or other agreement or arrangement which in any way restricts its freedom to carry on the whole or any part of the Business in any part of the world.

(B)	The Group is not a party to any undertaking or assurances given to any court or governmental agency which is still in force.

3.5	Defaults under agreements

(A)	On or prior to the Closing Date, the Group is not:-

(1)	in default under any agreement or covenant to which it is a party or in respect of any other obligations or restrictions binding upon it; and

(2)	liable in respect of any breach of representation or warranty given under any agreement to which it is a party.

(B)	On or prior to the Closing Date, no threat or claim of default under any agreement, instrument or arrangement to which any member of the Group is a party has been made and there is nothing whereby any such agreement, instrument or arrangement may be prematurely terminated or rescinded by any other party or whereby the terms thereof may be materially worsened as against the Group .

3.6	Other party’s defaults

As at the date of this Agreement, none of the Founders is aware of any party to any agreement involving a contract sum of more than US$100,000.00 with or under an obligation involving a sum of more than US$100,000.00 to the Group is (1) in default under it, being a default which would be material in the context of its financial or trading position and there are no circumstances likely to give rise to such a default; or (2) incapable of performing its obligations or granting any rights thereunder.

3.7	Intellectual property rights

(A)	The Group has not instructed any of the employees, officers or agents to infringe any intellectual property rights of any third party and no claim has been made against the Group.

4.	TAXATION

4.1	Tax returns

(A)	All necessary information, notices, accounts, statements, reports, computations and returns which ought to be made or given have been properly and duly submitted by each member of the Group to the relevant taxation or excise authorities whether of the PRC or elsewhere as required by the relevant taxation or excise authorities.

(B)	Each member of the Group has fully and punctually paid all Taxation which have become due and payable and no member of the Group is, and is likely to be, subject to any tax penalties.

5	Employees

(A)	Each member has been in compliance with the Labor Law and relevant regulations;

(B)	No labor litigation, arbitration and disputed has occurred or is pending or threatened.

Schedule 9

Key Provisions of the Shareholders Agreement

Definitions

“Founders/CAA Ultimate Interests” shall mean interests in any Common Stocks or other equity interests in the Company ultimately owned or controlled by the Founders and CAA through their respective shareholdings/Control in CUFS Holdings and New Co. For the purpose of this Shareholders Agreement, “Founders/CAA Ultimate Interests” shall be deemed to include (i) [        ] % of CAA’s entire issued share capital legally and beneficially owned by the Founders as at the date hereof together with such other shares or equity interests in CAA which any of the Founders may further acquire and (ii) 56% of CUFS Holdings entire issued share capital legally and beneficially owned by CAA as at the date hereof together with such other shares or equity interests in CUFS Holdings which CAA may further acquire.

“Relevant Stocks” shall mean such number of Common Stocks in the Company effectively owned the Founders or CAA (as the case may be) through their shareholdings in CAA and/or [New Co] (as the case may be).

TRANSFER OF STOCK OR OTHER EQUITY INTERESTS

Section [        ] Transfer by the Founders and CAA . The Founders and CAA shall not transfer or agree to transfer Founders/CAA Ultimate Interests or create or agree to create any Encumbrances thereon or do anything which enables transfer of the Founders/CAA Ultimate Interests without the prior written approval of Cathay and CDH. The restrictions of sale, transfer or disposal of Founders/CAA Ultimate Interests shall not apply (1) after completion of a Capital Event; or (2) in the case where the Capital Event shall be a Qualified IPO, then after expiration of the lock-up period imposed by the relevant stock exchange or as agreed between the Company or its holding company with the underwriter.

Section [        ] Transfer by the Management Team. It is agreed by the Parties hereto that any member of the Management Team who shall have exercised the Management Performance Options and become a shareholder of the Company shall be subject to restrictions of transfer of his/her Management Option Stocks whereby each member of the Management Team shall undertake and covenant that save and except with the prior written approval of New Co and CDH , he/she shall not sell, mortgage, transfer or dispose of his/her Management Option Stocks (save and except for share transfer to parties of “Family Interests” and/or “Trustee Interests” as defined in the Listing Rules) and shall not enter into any agreement/arrangement to effect such a sale, mortgage, transfer or disposal. If any member of the Management Team shall use use a corporate vehicle (“Management Vehicle”) to acquire and own the Management Option Stocks, such member shall further undertake not to sell, transfer, dispose or create any Encumbrances on his/her shareholdings in such Management Vehicle.

Section [        ] Right of First Refusal. Subject to the provisions hereof, no transfer (“Transfer”) of any Common Stocks shall be made by any Company Shareholders unless the provisions contained in Schedule [        ] are complied with in respect of such transfer. For the purpose of this Section [        ], a Transfer shall be deemed to include any sale, mortgage, charge or any other act whereby any Company Shareholder shall dispose of or encumber the whole or any part of its shareholding and/or its effective shareholding in the Company or assign or otherwise purport to deal with the beneficial interest therein or control (direct or indirect) thereof or any right in relation thereto separate from the legal interest.

Section [        ] Tag-Along Rights. If a third party is proposing to purchase or acquire from Founders and/or CAA any Founders/CAA Ultimate Interests or enter into any arrangement (whether by way of granting of option, entering into agreement or forms of acquisition) the result of which is to acquire or enable acquisition of all or any portion of its shareholding in the Company, the Founders and/or CAA shall serve the Transfer Notice in accordance with Section [        ] and Schedule [        ] to the other Company Shareholders. Such other Company Shareholders who do not exercise their respective rights of first refusal as to the Relevant Stocks (as defined in Schedule [        ] ) pursuant to Section [        ] and Schedule [        ] hereof shall have the right to notify (“Tag Along Notice”) the Founders and/or CAA within fifteen (15) calendar days after the Transfer Notice to participate (“Tag Along Shareholders”) together with the Founders and/or CAA in such sale of Common Stocks or the Founders/CAA Ultimate Interests on the same terms and conditions as specified in the Transfer Notice. Upon the Tag Along Shareholders’ exercise of their tag-along rights by serving the Tag Along Notice on the Founders and/or CAA, the Founders and/or CAA shall procure the Prospective Purchaser to make offer(s) to the Tag Along Shareholders for the acquisition of such number of their respective Common Stocks (“Tag Along Stocks”) calculated as follows:-

T = C (x) R/N

Where:

T = number of Tag Along Stocks

C = total number of Common Stocks held by the relevant Tag Along Shareholder as at the date of the Transfer Notice

R = the number of Relevant Stocks which the Prospective Purchaser intends to acquire from the Founders and/or CAA

N = total number of Common Stocks effectively held by the Founders and/or CAA as at the date of the Transfer Notice

Section [        ] Deed of Adherence. No transfer of shares by any selling Party to any third party shall be entered into the Company’s share register and all parties hereto shall procure that unless such third party has first entered into a deed of adherence with all parties hereto other than the selling Party pursuant to which such third party shall agree, inter alia, to be bounded by all the restrictions of, and discharge all duties and obligations as set out in this Agreement as if it were an original party hereto. Such deed of adherence shall be in such form as such other parties shall reasonably require.

Section [        ] Notwithstanding anything to the contrary herein contained, each Company Shareholder shall remain entitled to the rights and benefits and remain liable for the due performance of all its obligations hereunder and relating to the ownership of the Common Stocks up to and including the date of the actual registration of the transfer of Common Stocks in favor of a transferee.

Section Validity The provisions set out in Sections [        ] to [        ] herein shall only apply prior to completion of a Capital Event.

Section [        ] Piggyback Registrations.

Registration of the Company’s Securities. If the Company or the Listing Vehicle proposes to effect Registration for its own account any of its Stocks or other equity or security interests in connection with the public offering of such securities, the Company shall promptly give each Company Shareholder written notice of such Registration and, upon the written request of any Company Shareholder given within 20 days after delivery of such notice, the Company shall use commercially reasonable efforts to include in such Registration any registrable securities thereby requested by such Company Shareholder.

ARTICLE [        ]

DIRECTORS, OFFICERS; SHAREHOLDER VOTING

Section 7.1 Number and Appointment of Directors. (a) The business and affairs of the Company shall be managed and controlled by its Board of Directors which shall consist of seven members of whom 5 shall be appointed by [New Co.] (“New Co Directors”) and 2 by CDH (“CDH Directors”). It is hereby agreed by CUFS Holdings, Cathay and Kingsford that New Co Directors shall be nominees nominated by CUFS Holdings. Each of the Company Shareholders shall vote its share of Common Stocks, for the election of the candidates for Directors nominated by the respective Company Shareholders as provided in this Section 7.1 and in favor of any proposal that is approved by the Board of Directors. (b) Constitution of the board of directors of each member of the Group shall be the same as the Company and that all Directors shall be appointed as directors of each company of the Group. Any Director who ceases to be a director of the Company shall cease to be a director of each company of the Group. In relation to CUFS Holdings’ right to appoint 5 members to the Board of Directors, it is agreed by CUFS Holdings, Cathay, CAA and Web-based that Cathay and CAA shall have the right to appoint 2 and 3 Company Directors respectively. It is also agreed by [New Co] and CDH that an independent director shall be approved and appointed jointly by CDH and [New Co] at such time when CDH and [New Co] shall consider appropriate and that immediately following appointment of such independent director, the number of CDH Directors shall be reduced from 2 to 1. (c) Each Director shall be entitled to appoint any person or any other Director to be his alternate and each alternate shall have one vote for every Director whom he represents in addition to any vote of his own.

Section 7.2 Vacancy; Removal. In the event that the position of a Director becomes vacant for any reason (including the death, disability or resignation of any such Director), the Company Shareholders shall vote their shares of Common Stocks to elect as replacement Director a person nominated by the Company Shareholder(s) that originally nominated or is now entitled to nominate the Director whose office is vacant. A Director shall be removed with or without cause upon and only upon the affirmative votes of the Company Shareholders in accordance with this Section 7.2 and the provisions of applicable law. Each Company Shareholder shall vote its shares for the removal of a Director only upon the request of the Company Shareholder(s) that originally nominated or is now entitled to nominate such Director.

Otherwise than in accordance with the provisions stipulated herein, no Company Shareholder shall vote for the removal of a Director. Any Company Shareholder removing a Director shall be responsible for and shall indemnify the other Company Shareholders and the Group against any claim of whatever nature arising out of such removal.

Section 7.3 Quorum. The quorum for a Directors meeting shall be at least four Directors of whom one shall be the Director nominated by CAA, one by Cathay and the other one by CDH.

ARTICLE [        ]

MANAGEMENT

Section [ .1] Matters requiring approval by Supermajority. Any member of the Group shall not carry out, and the Company Shareholders shall procure not to carry out, any of the following actions except as expressly required or permitted by this Agreement or unless prior approval of a Supermajority of the Board has been received:-

(a)	borrowing any money or obtaining any credit advance in any form from any parties for a sum exceeding RMB800,000.00 or accruing up to a sum of RMB5,000,000.00 in total in a particular financial year;

(b)	lending any money to any person or granting any credit to any person (otherwise than in the normal course of business);

(c)	direct or indirect provision of any loans and/or guarantees to any parties;

(d)	entering into any related party transaction(s) as defined in the Rules Governing the Listing of Securities of The Stock Exchange of Hong Kong Limited unless such transaction(s) are entered into:-

Either

(i)	for the economic benefit of the Group; and

(ii)	at arm’s length; and

(iii)	shall not prejudice the rights or interests of any Parties hereto.

Or

when the Independent Director(s) jointly approved and appointed by the Existing Shareholders and CDH shall have been appointed or an Audit Committee of the Company shall have been incorporated to monitor and oversee such related party transaction(s)

(e)	commencing or acquiring any new line of business which does not fall within the Business or engaging in any other business activities, or changing the normal scope of the Business;

(f)	engaging in any material investments or disposals of assets (including intangible assets) or equity interests of the Company outside the ordinary course of business. For this purpose, a “material investment” or a “material disposal” means an investment or a disposal which has a book value in excess of RMB5,000,000.00;

(g)	creating or allowing to subsist any security interest, liens and/or encumbrances over any of the Group’s assets;

(h)	issuing or agreeing to issue any shares, Stocks of any class in any member of the Group or any loan capital, securities or other rights, having attached thereto a right of conversion into or exchange for shares, Stocks in any member of the Group at a valuation effectively lower than the Current Round Valuation;

(i)	disposing any interest or shares in any member of the Group by the Company or creating any security interest, liens and/or encumbrances over any member of the Group by the Company;

(j)	varying, modifying or abrogating any of the rights attaching to any class of Stocks of the Company;

(k)	increasing its nominal share capital, reducing its share capital or share premium account or capital redemption reserve fund, or sub-dividing or consolidating any of the Stocks of the Company for the time being;

(l)	merging or consolidating with or into any other company, or reconstructing or amalgamating its business or promoting or taking any steps to effect its winding up or passing of any resolution to liquidate it or applying to any court of competent jurisdiction for an order to convene a meeting of creditors or any class of creditors or members or any class of members or to sanction any such compromise or arrangement;

(m)	altering its accounting year end from 31st December or change its secretary, auditors or accounting policies and practices;

(n)	entering into any contract or arrangement involving ;-

i.	a sum exceeding RMB5,000,000.00 with either PICC Property and Casualty Company Limited or China Ping An Insurance Company or China Pacific Insurance Company or their respective Affiliates which carry on insurance business; or

ii.	a sum exceeding RMB3,000,000.00 with any licensed insurance company in China other than those set out in Section .1(n) i above; or

iii.	a sum exceeding RMB2,000,000.00 with any companies other than those set out in Section .1(n) i and ii above; or

iv.	a sum exceeding RMB1,000,000.00 with any party which requires performance on the part of the relevant Group Company for a period of more than 3 months.

and entering into any of the aforesaid contracts when the accrued aggregate contract sums of RMB25,000,000.00 in respect of the above contracts having been reached at any material time.

(o)	doing or failing to do anything which has the effect of breaching, varying or modifying the terms of this Agreement;

(p)	alter any provisions of the Memorandum and Articles of Association of the Company other than those amendments which are necessary to accord with the provisions of this Agreement;

(q)	create, allot or issue or agree to create, allot or issue any stocks/shares in the capital of any member of the Group or grant or agree to grant any option over or right to acquire any additional stocks/shares or purchase or redeem any stocks/shares;

(r)	consolidate, subdivide or convert any of its share capital of any company in the Group;

(s)	pass any resolution the result of which would be its winding up, liquidation or receivership save as otherwise expressly provided in this Agreement, or make any composition or arrangement with creditors;

(t)	unless otherwise contemplated under this Agreement, incorporate any subsidiary or permit the disposal or dilution of its interest, directly or indirectly, in any subsidiary or acquire shares or interests in any company or dispose of any shares or interests in any company or acquire or dispose of any loans or loan capital;

(u)	enter into any partnership as defined in the Partnership Ordinance (Cap. 38 of the Laws of Hong Kong) or joint venture arrangement with a view to establish a new company or entity or to develop a new line of business;

(v)	issue any debentures or other securities convertible into stocks and shares or debentures or interests;

(w)	declare or pay or distribute any dividends or dividends in kind and the formulation of any dividend policy;

(x)	offer the stocks/shares/securities of the Company or any member of the Group or their respective holding company for subscription by the general public by initial public offering either on the Stock Exchange of Hong Kong or of other parts of the world, determination of the appropriate time and the appropriate stock or securities exchange upon which the IPO shall take place, and determination of valuation of the Listing Vehicle;

(y)	change the size of the Board of Directors;

(z)	commit to any capital expenditure in excess of RMB[5,000,000.00];

(aa)	enter into or modify, vary any employment contract/benefit plans in respect of those employees receiving an annual remuneration of more than RMB600,000.00 or such revised sum as may be approved by Supermajority of the Board;

(bb)	approval of annual budget and business plan of the Group;

(cc)	repurchase or redeem of stocks/shares/securities or debt instruments (except to the extent such debt is due in accordance with its terms and conditions);

(dd)	appointment of Company Auditors and the formulation, adoption or modification of any accounting policies and procedures of the Group;

(ee)	approval of Management ESOP and the determination of terms and conditions in respect of the Management ESOP;

(ff)	approval and the formulation of any compensation schemes, welfare and incentive schemes for the Management Team of the Group;

(gg)	purchase or rental or license of any automobiles, apartments for any member of the Management Team of the Group;

(hh)	incur any expenses not authorized by the approved annual budget and not in relation to operation of the Group for a single sum of RMB500,000.00 or accruing up to a sum of RMB 5,000,000.00 in total in a particular financial year;

(ii)	conduct of any transaction outside the normal course of business of the Company

(jj)	the appointment of top management members including the Chief Executive Office, Chief Financial Officer, Chief Operation Officer and such other key members who shall be receiving an annual remuneration of more than RMB500,000.00.

For the purpose of this Section [ .1], any reference to a sum of monies shall include monies incurred/involved in a single transaction as well as the aggregate of all sums of monies incurred/involved in a series of transactions of the same nature.

Section [ .2] For any matters other than those set out in Section [ .1] hereof, they will be decided by a simple majority of the Board.

Section [ ..3] Financial Information. Cathay and CDH shall have the rights to obtain such information of the Group as Cathay and CDH may deem necessary to have and the rights to participate in the management of the affairs of the Group and shall have full access to all information with respect to the Business as well as operational, legal and financial aspects of the Group. The Company shall deliver to all members of the Board and each Company Shareholder the following financial and management information at the following intervals:-

(a)

Monthly Management Reports. On the 15th day of each calendar month, the Company shall prepare and submit to Cathay and CDH management reports setting out operational, management and financial conditions of the Group in order to enable Cathay and CDH to ascertain latest position of business operation undertaken by the Group and the Group’s financial position.

(kk)	Quarterly Financial Statements. Within 35 days after the close of each fiscal quarterly accounting period ending after the date hereof, the consolidated balance sheet of the Group as at the end of such quarterly period and the related statements of income, shareholders’ equity and cash flow for such quarterly period and (if different) for that portion of the fiscal year that has elapsed with the last day of such quarterly period, and in each such case setting forth comparative figures for the corresponding periods in the prior fiscal year, all of which shall be prepared in accordance with IAS. The first Quarterly Financial Statement to be produced to CDH shall be made available within 6 months after Closing.

(ll)	Annual Financial Statements. Within 4 months after the close of each fiscal year of the Company, the consolidated balance sheet of the Group as of the end of such fiscal year and the related statements of income, shareholders’ equity and cash flow for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all of which shall be prepared in accordance with IAS applied on a consistent basis and audited by a Certified Public Accountant firm as approved by Supermajority of the Board.

(mm)	Annual Budget. An annual budget shall be prepared and submitted to the Board for consideration and approval within 30 days prior to commencement of each financial year.

Section [        ] Anti Dilution If the Company wishes to issue (“Further Issuance”) any further Common Stocks or any other shares in the capital of the Company or any loan capital, securities or other rights which having attached thereto a right of conversion into or exchange for any Common Stocks or any equity interest in the Company, the Company shall give and the Founders shall procure the Company to give notice to Cathay and CDH stating the total number of additional Common Stocks or any shares to be issued or which could be issued upon exercise of a right of conversion or exchange pursuant to the Further Issuance and the price for such Further Issuance to be subscribed for (the “Company’s Notice”). Cathay and CDH shall have the option but not the obligation to subscribe at the price set forth in the Company’s Notice for that proportion of Further Issuance equivalent to the percentage (%) which the number of Common Stocks held by Cathay or CDH bears to the total number of issued Common Stocks of the Company at the time when the Company’s Notice is issued. Such option may be exercised by notice to the Company given at any time within 20 Business Days following the Company’s Notice accompanied by payment in full for that proportion of the Further Issuance to be subscribed for.

Section [        ] Liquidation Rights. (a) It is agreed by the Existing Shareholders, [New Co] and CDH that as between all the Company Shareholders, before any distribution or payment shall be made to any Company Shareholders upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, an amount equivalent to US$ 24.89 million and RMB150 million together all dividends declared and unpaid with respect thereto (adjusted for any share dividends, combinations, splits, recapitalizations and the like) shall be paid back to Cathay and CDH respectively prior to any other Company Shareholders. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to Cathay and CDH according to this provision, then such assets shall be distributed among Cathay and CDH, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon. For the avoidance of doubt, it is expressly agreed by the Existing Shareholders as shareholders of New Co that in the event the Company shall pay back US$24.89 million to New Co, Cathay shall be solely entitled to the entire sum of US$24.89

After distribution or payment of any liquidation preference distributable or payable to Cathay and CDH, the other Company Shareholders shall be entitled to receive from the Company respective sums representing their cash investment costs in the Company and if the Company shall have insufficient assets to fully pay back the cash investment costs to these other

Company Shareholders, they will share such assets among themselves ratably in proportion of their shareholdings in the Company. In the event there shall be any remaining assets after full payment of the cash investment costs to Cathay, CDH and the other Company Shareholders, Cathay and CDH together with other Company Shareholders shall also be entitled to, a ratable portion of the assets of the Company remaining for distribution.

(b) For the purpose of this Section [        ], the following events shall be treated as liquidation of the Company: -

any consolidation or merger of the Company with or into any other Person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company; or

a sale, lease or other disposition or all or substantially all of the assets of the Company;

and upon any such event, any proceeds resulting to the Company Shareholders shall be distributed in accordance with Section [        ]

Section [        ] Co-Investment Rights. Each of the Founders hereby agrees and undertakes that if the Key Persons or the Group Insurance Vehicles shall have the opportunity to negotiate or participate in the acquisition of any business entities (whether in the form of shares or assets acquisition) which operates the same or similar business activities as the Company (“New Investment”), the Founders shall use their best endeavors to procure CDH and Cathay being given the same opportunity to participate in the New Investment on terms and conditions no less favorable than those offered to the Key Persons or the Group Insurance Vehicles.

Section [        ] Use of Alternate Listing Vehicles. In the event the Existing Shareholders and/or the Founders shall list the shares or other security or equity interests in any other company (“Alternate Listing Vehicle”) on any relevant stock exchange and that the Alternate Listing Vehicle is merely a holding vehicle of Common Stocks of the Company and has no other assets or business, then CDH shall be entitled to participate in the listing of the Alternate Listing Vehicle to the effect that CDH shall be able to exchange or convert its Common Stocks in the Company with shares of the Alternate Listing Vehicle at such conversion rate equivalent to the exchange ratio or conversion rate upon which the Existing Shareholders and/or the Founders exchange or convert their effective holdings of Common Stocks in the Company into shares or other security interests in the Alternate Listing Vehicle.

Section [        ] Dividend Policy. The Parties hereto further agree that if no Capital Event shall have been completed within 3 years after Closing, the Board shall declare and pay dividends equivalent to not less than [         %] of the Company’s distributable profits to the Company Shareholders proportional to their shareholdings in the Company.

Section [        ] Validity. The provisions set out in this Article [        ] herein shall only apply and be binding on the Company Shareholders prior to completion of a Capital Event.

Schedule 10

Rights of First Refusal

1.	A Company Shareholder (the “Transferor”) which shall receive an offer, proposal from any third party (“Prospective Purchaser”) intending to acquire any stocks of the capital of the Company shall first give a notice in writing within 15 days after receipt of the offer (the “Transfer Notice”) to the other Company Shareholders that it has received such an offer . The Transfer Notice shall specify:-

(a)	the number of stocks which the Prospective Purchaser wishes to acquire (the “Relevant Stocks”);

(b)	the name, address, business nature and background of the Prospective Purchaser;

(c)	the price which the Prospective Purchaser has offered for the Relevant Stocks (if any);

(d)	details of any other material terms of the offer made by the Prospective Purchaser (if any) and any other material terms or circumstances known to the Transferor which affect or may affect the offer; and

(e)	any other relevant information which the other Company Shareholders may reasonably require to make an informed decision.

2.	The Transfer Notice shall constitute an offer (“Offer”) from the Transferor to sell the Relevant Stocks to the other Company Shareholders. The other Company Shareholders (the “Purchasing Shareholders”) shall be entitled within a period of fifteen (15) calendar days after the Transfer Notice is given, to serve a purchase notice (the “Purchase Notice”) on the Transferor accepting the Offer to purchase the Relevant Stocks at the purchase price (the “Purchase Price”) and, if there shall be more than one Purchasing Shareholders, in such proportion as their respective shareholdings bears to the aggregate shareholdings of all the Purchasing Shareholders in the Company as at the date of the last Purchase Notice (the “Relevant Ratio”). For the purpose of this paragraph 2, “Purchase Price” shall, in relation to any Relevant Stocks, mean:-

(a)	the price which the Prospective Purchaser has offered for the Relevant Stocks; or

(b)	in the event that the Prospective Purchaser has not offered any price for the Relevant Stocks, the Purchase Price will be the average of:-

(i)

the audited consolidated net tangible asset value per Relevant Stock, being the amount obtained by dividing by the number of Common Stocks in issue at the date of the Purchase Notice the surplus (if any) of the value of the total consolidated tangible assets of the Group over their liabilities (excluding goodwill and any liability in respect of loan stock or shareholders’ loan but including both actual and contingent liabilities, and provisions made by the Group as at the date of the

Purchase Notice) as shown in the audited consolidated balance sheet of the Group as at the date of the Purchase Notice as prepared by the Company Auditors; and

(ii)	such other amount as representing the consolidated net book value of the Group per Relevant Stock as determined by the Company Auditors. If there is any dispute between the Transferor and the Purchasing Shareholder(s) about the accounting methodology adopted by the Company Auditors, an independent certified public accountant shall be appointed to determine such amount as representing the consolidated net book value of the Group per Relevant Stock. The appointment of such independent certified public accountant shall be agreed among the Transferor and the Purchasing Shareholder(s), and the cost of such accountant shall be borne by the party disputing the accounting methodology of the Company Auditors. Failing such agreement, an accountant shall be appointed by the chairman of the Hong Kong Society of Accountants. Such accountant shall act as expert and not as arbitrator and his determination shall, in the absence of fraud or manifest error, be final and binding upon the relevant parties and the costs of such accountant shall be borne by the Transferor and the Purchasing Shareholder(s) equally.

For the purpose of this paragraph 2, it is expressly acknowledged and agreed that if due to accounting methodology that the Company Auditors or the independent certified public accountant shall not accept or allow consolidation of accounts (“Non Consolidated Accounts”) of any member (“Non Consolidated Member”) of the Group into the Company’s consolidated accounts, then for the purpose of determining the net tangible asset value and/or net book value of the Group, the audited consolidated accounts of the Group shall be deemed to include and consolidate the Non Consolidated Accounts as if the Non Consolidated Member were an entity whose accounts could be consolidated into the Company for accounting purpose.

3.	Upon the service of the Purchase Notice, the Transferor shall be bound to transfer the Relevant Stocks to the Purchasing Shareholders. The sale and purchase shall be completed at a place and time to be agreed between the Transferor and the Purchasing Shareholders but shall be within thirty (30) calendar days from the date of the last Purchase Notice and the Directors shall be bound to register the transfer.

4.	The Transferor shall upon the completion of the transfer of the Relevant Stocks and as part of the consideration for the Purchase Price also assign its entire rights and benefits or a portion equivalent thereto (as the case may be) in any shareholder loan (“Shareholder Loan”) to the Purchasing Shareholders in the Relevant Ratio.

5.	The Transferor and the Purchasing Shareholder or the Prospective Purchaser shall be responsible for the stamp duty and other governmental expenses (if any) payable in respect of the transfer in equal shares.

6.	If the Transferor, having been bound as aforesaid, makes default in transferring the Relevant Stocks or assigning the Shareholder Loan, the Purchasing Shareholders may as agent of the Transferor execute any contract notes, instruments of transfer, assignments and other instruments to effect the transfer of the Relevant Stocks and the assignment of the due portion of the Shareholder Loan to the Purchasing Shareholders and receive the Purchase Price and deposit it with the Company. Thereupon, the Directors shall cause the name of the Purchasing Shareholders to be entered into the register of members of the Company as the holders of the Relevant Stocks and the Company shall hold the Purchase Price in trust for the Transferor. The receipt of the Purchasing Shareholders acting as the agent of the Transferor in the aforesaid manner shall be a sufficient discharge to the Purchasing Shareholders, and after their name(s) have been entered into the register of members, the validity of the transfer shall not be questioned by any person. The Transferor shall be bound to deliver up its certificate(s) for the Relevant Stocks, and on such delivery be entitled to receive the Purchase Price without interest.

7.	If the other Company Shareholders have not served a Purchase Notice within fifteen (15) calendar days from the date of the Transfer Notice, the Transferor shall be entitled to sell all (but not part only) of the Relevant Stocks to the Prospective Purchaser at the price and on the terms set out in the Transfer Notice. The Directors shall be bound to register such a transfer pursuant to this paragraph.

Schedule 11 – The other 8 Individual Shareholders in Kingsford

[List of 8 individual shareholders in Kingsford]